Exhibit 99.1

Execution Form

EQUITY INTERESTS Purchase Agreement

dated as of

July 20, 2017

J.B. Hunt Transport, Inc.,

Special Logistics Dedicated, LLC,

Special Dispatch of San Antonio, Inc.,

LaRose Holdings, LLLP,

2017 Albert J. LaRose, Jr. Charitable Remainder Unitrust,

Back Holdings, LLLP,

and

Albert J. LaRose, Jr., individually, and Gregory P. Back, individually

(signing for the limited purposes expressed herein)

i

4.18	Trade Names	27
4.19	Employee Benefit Plans	27
4.20	Material Contracts	27
4.21	Accounts Receivable	28
4.22	Accounts Payable	29
4.23	Insurance	29
4.24	Environmental Matters	29
4.25	Relationships with Related Persons	30
4.26	No Other Representations and Warranties	30

Article V COVENANTS OF THE PURCHASER		31
5.1	Affirmative Covenants	31
5.2	Confidentiality of Information	31
5.3	Expenses	31
5.4	Unregistered Securities	31

Article VI COVENANTS OF THE SELLING PARTIES		32
6.1	Affirmative Covenants	32
6.2	Access and Information	32
6.3	No Solicitation	32
6.4	Restructuring	33
6.5	Conduct of Business Pending the Transaction	33
6.6	Expenses	35
6.7	Environmental Matters	35
6.8	Company Disclosure Document Supplements	35

Article VII COVENANTS OF THE PARTIES		35
7.1	Governmental Consents	35
7.2	Other Consents	36
7.3	Cooperation	36
7.4	Publicity	37
7.5	Tax Matters	37
7.6	Refunds	40
7.7	Transfer Taxes	40
7.8	Termination of Captive Relationships	40
7.9	Release of Guarantees	41
7.10	Employees; Benefits Plans	41

Article VIII CONDITIONS TO CLOSING		42
8.1	Conditions to Each Party’s Obligations	42
8.2	Conditions to Obligation of the Purchaser	43
8.3	Conditions to Obligation of the Selling Parties	44

Article IX THE CLOSING		44
9.1	Closing	44
9.2	Delivery by the Selling Parties	44
9.3	Delivery by the Purchaser	45

Article X TERMINATION, AMENDMENT, WAIVER		46
10.1	Termination	46

ii

10.2	Notice of Termination	46
10.3	Effect of Termination	46

Article XI INDEMNIFICATION		47
11.1	Owners’ Indemnity	47
11.2	Purchaser’s Indemnity	47
11.3	Limitations on Indemnification	47
11.4	Indemnification Procedures	49
11.5	Tax Treatment of Indemnification Payments	50
11.6	Exclusive Remedies	50

Article XII GENERAL PROVISIONS		50
12.1	Amendment	50
12.2	Waiver	50
12.3	Arbitration	50
12.4	Notices	51
12.5	Survival of Representations, Warranties, Etc.	52
12.6	Governing Law	52
12.7	Attorney-Client Matter	52
12.8	Third Party Beneficiaries	52
12.9	Entire Agreement	52
12.10	Assignment	53
12.11	Counterparts; Facsimile Signatures	53

iii

EQUITY INTERESTS PURCHASE AGREEMENT

This EQUITY INTERESTS PURCHASE AGREEMENT (“Agreement”) is made this 20th day of July, 2017, by and among J.B. HUNT TRANSPORT, INC., a Georgia corporation (the “Purchaser”), SPECIAL LOGISTICS DEDICATED, LLC, a Texas limited liability company (“SLD”), SPECIAL DISPATCH OF SAN ANTONIO, INC., a Texas corporation (“Special Dispatch”), LaROSE HOLDINGS, LLLP, a Delaware limited liability limited partnership (“LaRose Holdings”), 2017 ALBERT J. LaROSE, JR. CHARITABLE REMAINDER UNITRUST (“LaRose CRUT”), and BACK HOLDINGS, LLLP, a Delaware limited liability limited partnership (“Back Holdings” and, together with LaRose Holdings and LaRose CRUT, the “Owners”). For the sole purposes of (i) making representations and warranties in Article IV, (ii) the agreement to deliver the agreements described in Section 8.2(h), and (iii) the indemnification obligations of the Indemnifying Owners under Article XI, Albert J. LaRose, Jr., individually, and Gregory P. Back, individually, are made parties hereto.

Recitals

The Owners have represented that, following the Restructuring (defined herein) and prior to the closing of the transactions contemplated by this Agreement, they will own all of the outstanding membership interests of SLD, and all of the outstanding capital stock of Special Dispatch, which entities together will comprise the Special Logistics Business (defined herein) as previously operated through an affiliated group of Constituent Entities (defined herein) and Special Distribution Services, Inc., a Texas corporation (“Special Distribution”). The Purchaser desires to purchase from the Owners and the Owners desire to sell to the Purchaser all of such outstanding membership interests and stock; SLD and Special Dispatch desire that the transactions contemplated by this Agreement be consummated.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1     Definitions.  As used in this Agreement, the terms identified below in this Article I shall have the meanings indicated, unless a different and common meaning of the term is clearly indicated by the context.

“Adjusting Payment” has the meaning set forth in Section 2.4.

“Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) includes the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, by ownership of securities, contract, credit arrangement or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph, and specifically includes all schedules and exhibits, and all duly adopted amendments, modifications, and supplements.

“Allocation Schedule” has the meaning set forth in Section 2.7.

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, or any other federal, state or foreign law or regulation or decree or an order designed to prohibit, restrict or regulate foreign ownership, monopolization or restraint of trade.

“Back Holdings” has the meaning set forth in the introductory paragraph.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized to be closed in Texas.

“Captives” means SAFE Trucking Insurance, Ltd., Versatile Insurance Group, Inc., and Security Insurance Group, Inc.

“Cash” means the Company’s cash and cash equivalents less (i) the amounts paid or to be paid pursuant to the Change in Control Plan in Section 9.3(d) and the (ii) legal fees paid or to be paid pursuant to Section 9.3(c). The Parties acknowledge that if Cash, as so calculated, is a negative amount, it shall be given effect as such in any computations required hereunder.

“Change in Control Plan” means that certain Change in Control Plan adopted by the Members of the Company on July 1, 2017, which permits the Board of Managers, in its sole discretion, to pay cash benefits to designated employees of the Company following a Change in Control of the Company (as defined in the Change in Control Plan) in an aggregate amount not to exceed $1,900,000.

“Closing” means the completion of the Transaction, to take place as described in Article IX.

“Closing Date” means the date on which the Closing actually occurs, which shall be no later than July 31, 2017, unless otherwise agreed by the Parties, but shall not in any event be prior to satisfaction or waiver of the conditions to the Closing set forth in Article VIII hereof.

“Closing Date Balance Sheet” has the meaning set forth in Section 2.2.

“Closing Date Net Working Capital” has the meaning set forth in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended and in effect at the time of execution of the Agreement.

“Company” means, prior to the Restructuring, each of the Constituent Entities, and, after the Restructuring, SLD and Special Dispatch, on a combined basis.

“Company Balance Sheet” means the most recent balance sheet included in the Financial Statements of the Company.

“Company Continuing Employee” has the meaning set forth in Section 7.10.

“Company Disclosure Document” means the document delivered by the Selling Parties to the Purchaser concurrently with the execution of this Agreement and containing certain disclosures regarding the Company as described in Article IV and elsewhere herein, which document will identify by use of this Agreement’s section numbers the matters to which its disclosure items are responsive. The disclosure of information in the Company Disclosure Document is not to be construed as an admission that any such information is material to any of the Selling Parties, the Company or the Purchaser (as the case may be), or any of their respective businesses or operations, except to the extent specifically provided for in the Agreement.

“Company Disclosure Document Supplement” has the meaning set forth in Section 6.8.

“Company Licenses” has the meaning set forth in Section 4.13.

“Company Material Adverse Effect” means any event, occurrence, omission, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition, assets or liabilities of the Company, or (b) the ability of the Selling Parties to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the Purchaser; (vi) any event, fact, occurrence or condition disclosed in this Agreement or the Company Disclosure Document; (vii) any changes in applicable laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement; (ix) any natural or man-made disaster or acts of God; (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); or (xi) Purchaser’s breach of its obligations under this Agreement, provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iii) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company operates.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, by and between the Purchaser and Special Logistics, LLC, dated as of December 8, 2016 and amended on January 21, 2017.

“Contingent Non-Interference Claim” means any claim or demand made against the Company or Purchaser pursuant to Article 14 of that certain Professional Employer Services Agreement, dated as of June 5, 2015, by and between Company and Trendsetter HR, LLC, as amended by the Client Service Agreement Client-Maintained Workers’ Compensation Addendum, effective May 31, 2016, but excluding any claim or demand made against the Company or Purchaser with respect to staff employees of Trendsetter HR, LLC.

“Constituent Entities” means SLD, Special Dispatch and the Disappearing Entities.

“Consulting Agreements” means each of the consulting agreements between the Purchaser, on the one hand, and Albert J. LaRose, Jr. and Gregory P. Back, on the other, and substantially in the form of Exhibit A and Exhibit B hereto, respectively.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding (a) payables to any of the Company’s managers, directors, employees, officers, members or shareholders and any of their respective affiliates; (b) deferred Tax liabilities; and (c) the current portion of long-term Debt (excluding any Debt which the Purchaser has notified the Selling Parties is to remain with the Company pursuant to the terms of this Agreement and that is not being paid off with the proceeds of the sale).

“Debt” means any long-term or short-term indebtedness of the Company for money borrowed, or any guarantee by the Company of such indebtedness, including without limitation all related-party and third-party indebtedness described in the Company Disclosure Document, but excluding any operating leases.

“Deductible” has the meaning set forth in Section 11.3(c).

“Determination Time” has the meaning set forth in the definition of “Liabilities.”

“Direct Claim” has the meaning set forth in Section 11.4.

“Disappearing Entities” means the limited liability companies listed on Exhibit C hereto.

“Dispute Notice” has the meaning set forth in Section 2.5(c).

“DOJ” has the meaning set forth in Section 7.1(a).

“DOT” means the United States Department of Transportation.

“Entity” means a corporation, company, limited liability company, partnership, trust, joint venture, association, sole proprietorship, or other form of organization formed for the conduct of a business, whether active or passive.

“Environmental Laws” means any federal, state, or local statute, ordinance, regulation, or code of a Governmental Authority, any final judgment, writ, decree or order of a Governmental Authority or any agreement with a Governmental Authority to which the Company is a party specifically with respect to the properties owned, used or leased by the Company related to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release, threatened release, distribution, labeling, testing, discharge, control, cleanup or disposal of any Hazardous Substances. “Environmental Laws” include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq.; the Federal Food Drug and Cosmetic Act, 21 U.S.C. § 301, et seq.; the Hazardous Materials Transportation Uniform Safety Act, as amended, 49 U.S.C. § 5101, et seq.; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. 651, et seq.; and the rules and regulations promulgated thereunder.

“Equity Interests” means the Shares and the Membership Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and in effect at the time of execution of the Agreement.

 “Escrow Agent” means Branch Banking and Trust Company.

“Escrow Agreement” means an escrow agreement among the Purchaser, the Owners and Escrow Agent and substantially in the form of Exhibit D hereto.

“Escrow Amount” has the meaning set forth in Section 2.6.

“Estimated Purchase Price” has the meaning set forth in Section 2.3.

“Final Closing Date Balance Sheet” has the meaning set forth in Section 2.5(b).

“Financial Statements” means the Company’s combined balance sheet and income statement, as of December 31, 2016, and for the year then ended.

“FMCSA” has the meaning set forth in Section 4.15(b).

“FTC” has the meaning set forth in Section 7.1.

“GAAP” means generally accepted accounting principles, as in effect on the date of any statement, report or determination that purports to be, or is required to be, prepared or made in accordance with GAAP.

“Governmental Authority” means any government, or any governmental agency or commission, or court, whether local, state, federal or foreign.

“Guarantees” has the meaning set forth in Section 7.9.

“Hazardous Material” means any substance that is listed, defined, designated or classified as hazardous, toxic, or radioactive, whether by type or by quantity, or otherwise is regulated, under any Environmental Law. Hazardous Substances include petroleum products and any derivative or by-product thereof, asbestos, radioactive materials and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Loss” or “Indemnified Losses” means a Purchaser’s Indemnified Loss or Losses or a Selling Parties’ Indemnified Loss or Losses.

“Indemnifying Owners” has the meaning set forth in Section 11.1.

“Indemnified Party” has the meaning set forth in Section 11.4.

“Indemnifying Party” has the meaning set forth in Section 11.4.

“Interim Financial Statements” means the Company’s balance sheet and income statement, as of March 31, 2017, and for the three months then ended.

“LaRose CRUT” has the meaning set forth in the introductory paragraph.

“LaRose Holdings” has the meaning set forth in the introductory paragraph.

“Liabilities” means, at any point in time (the “Determination Time”), the obligations of the Company, whether known or unknown, contingent or absolute, recorded on its books or not, arising or resulting in any way from facts, events, agreements, obligations or occurrences that existed or transpired at a prior point in time, or resulted from the passage of time to the Determination Time, but not including obligations accruing after the Determination Time that: (a)(i) arise under previously existing agreements for services, benefits or other considerations and (ii) accrue or become payable with respect to services, benefits or other considerations received by the Company or Purchaser after the Determination Time, (b) are reflected or reserved against in the Financial Statements, or (c) are trade account obligations incurred in the ordinary course of the business of the Company since the date of the Company Balance Sheet (other than those that arise from a breach of a Material Contract or a violation of applicable law) and which are not, individually, or in the aggregate, material in amount.

“Losses” means any losses, costs, judgments, awards, expenses, obligations, liabilities, contingent liabilities, damages, or deficiencies, including interest, penalties and reasonable attorneys’ fees; provided, however, that (i) with respect to any Third Party Claim, Losses means only those amounts actually paid by the Indemnified Party or for which the Indemnified Party becomes obligated to pay, and (ii) with respect to any Direct Claim, Losses shall not include punitive damages, special damages or speculative damages that are not the reasonably foreseeable result of a breach or other basis of a claim for indemnity (including loss of goodwill or opportunity relating to the breach or alleged breach of this Agreement, diminution of value or other similar speculative damages that are not reasonably foreseeable), in each case, except in the case of fraud or intentional misrepresentation or to the extent actually awarded to a Governmental Authority or unrelated third party.“

“Material Contract” has the meaning set forth in Section 4.20(a).

“Membership Interests” means the membership interests in SLD, which are owned by the Owners and represent all of the outstanding membership interests of SLD.

“Minority Members” means Fordtran Farms, LLC, as a 6% member of A&G Investments, LLC, and Jack McAndrews, as a 13% member of Special Logistics Truckload, LLC.

“Non-Cash Current Assets” means accounts receivable, inventory and prepaid expenses, but excluding (a) Cash; (b) the portion of any prepaid expense and deposits of which the Purchaser will not receive the benefit following the Closing; and (c) deferred tax assets; and (d) receivables from any of the Company’s managers, directors, employees, officers, members or shareholders and any of their respective affiliates.

“Non-Competition Agreements” means each of the non-competition agreements between the Purchaser, on the one hand, and Albert J. LaRose, Jr. or Gregory P. Back, on the other, and substantially in the form of Exhibit E and Exhibit F hereto, respectively.

“Normalized Net Working Capital” means an amount equal to Six Million One Hundred Thirty One Thousand Dollars ($6,131,000).

“Owner-Operator Contracts” has the meaning set forth in Section 4.20(d).

“Owners” has the meaning set forth in the introductory paragraph.

“Parties” means the Purchaser and the Selling Parties.

“Pension Plan” means a “pension plan” or “employee pension benefit plan” as defined in Section 3(2) of ERISA.

“Post-Closing Tax Period” means any taxable year or period that begins after the Closing Date and, with respect to any taxable year or period beginning on or before and ending after the Closing Date, the portion of such taxable year or period starting the day following the Closing Date.

“Pre-Closing Tax Period” means any taxable year or period ending on or before the Closing Date (including any Stub Period for the Company’s tax year ending on the Closing Date) and, with respect to any taxable year or period beginning on or before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.

“Properties” means the real properties owned or leased by the Company.

“Proposed Adjusting Payment” has the meaning set forth in Section 2.5(a).

“Proprietary Rights” means trade secrets, copyrights, patents, trademarks, service marks, and all similar types of intangible property developed, created, or owned by the Company, or used by the Company in connection with its business, whether or not the same are entitled to legal protection.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchaser” has the meaning set forth in the introductory paragraph.

“Purchaser Benefit Plans” has the meaning set forth in Section 7.10.

“Purchaser Closing Date Balance Sheet” has the meaning set forth in Section 2.5(a).

“Purchaser’s Indemnified Losses” has the meaning set forth in Section 11.1.

“Released Party” and “Released Parties” have the meanings set forth in Section 7.9.

“Restructuring” has the meaning set forth in Section 6.4.

“Shares” means the 1,000 shares of Special Dispatch’s common stock, owned by the Owners and representing all of the outstanding shares of Special Dispatch’s capital stock of any class.

“Selling Parties” means the Owners, SLD and Special Dispatch, collectively.

“Selling Parties’ Indemnified Losses” has the meaning set forth in Section 11.2.

“SLD” has the meaning set forth in the introductory paragraph.

“Special Dispatch” has the meaning set forth in the introductory paragraph.

“Special Distribution” has the meaning set forth in the Recitals.

“Special Distribution Assets” means the rolling stock and other transportation equipment listed on Exhibit G hereto, which assets are owned by Special Distribution and used by the Constituent Entities in the operation of the Special Logistics Business.

“Special Logistics Business” means the freight transportation and other business conducted prior to the date of this Agreement by the affiliated group of Constituent Entities (including any use of the Special Distribution Assets), which business will be merged before the Closing with and into SLD and Special Dispatch through the Restructuring.

“Straddle Period” has the meaning set forth in Section 7.5(b).

“Stub Period” has the meaning set forth in Section 7.5(a).

“Stub Period Returns” has the meaning set forth in Section 7.5(a).

“Tax Contest” has the meaning set forth in Section 7.5(g).

“Tax Contest Notice” has the meaning set forth in Section 7.5(g).

“Tax Contest Notice Period” has the meaning set forth in Section 7.5(g).

“Tax Returns” means any return, report, declaration, refund claim, information return or other statement relating to Taxes, including any schedule, exhibit or other attachment thereto or amendment or substitute thereto or therefor.

“Tax” or “Taxes” means federal, state, local or foreign income, franchise, sales, use, excise, real and personal property, employment, social security, unemployment and withholding and other taxes or assessments, including any interest, penalty or addition thereto.

“Third Party Claim” has the meaning set forth in Section 11.4.

“Transaction” means the purchase and sale of the Equity Interests, and the acts of the Parties in support thereof, as contemplated by this Agreement.

“Transfer Tax” has the meaning set forth in Section 7.7.

“Unresolved Matters” has the meaning set forth in Section 2.5(e).

“Welfare Plan” means a “welfare plan” or an “employee welfare benefit plan” as defined in Section 3(1) of ERISA.

1.2     Certain Rules of Interpretation.  The following rules shall apply to the interpretation of this Agreement and any, except as may expressly be stated otherwise, any document delivered in connection herewith:

(a)     The singular includes the plural and the plural includes the singular; and words in the masculine, neuter or feminine gender shall be read and construed as though in either of the other genders where the context so requires.

(b)     The word “or” is not exclusive, and the phrase “and/or” means, with respect to the listed items, any one or more of such items or all of such items, as the context requires.

(c)     A reference to any law includes any amendment or modification to such law, and all regulations, rulings and other law and regulations promulgated under such law.

(d)     A reference to a “person” means, where the context so requires, a natural person, an Entity, and/or a Governmental Authority, and includes its successors and permitted assigns.

(e)     “Will” and “shall” have the same meaning.

(f)     The words “include,” “includes” and “including” are not limiting, and are deemed to be followed by the words “without limitation” whether so stated or not.

(g)     A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated. Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document.

(h)     References to “knowledge” or words of similar import refer to the actual knowledge of the current officers of the relevant person (provided, however, that with respect to the Selling Parties, “knowledge” shall mean the actual knowledge of Albert J. LaRose, Jr., Gregory P. Back or Mike Patten; with respect to the Company, “knowledge” shall mean the actual knowledge of Albert J. LaRose, Jr., Gregory P. Back, Rick Bowman, Jack McAndrews, Ralph Martarelli or Mike Patten; and with respect to the Purchaser, the actual knowledge of David Mee, Richie Henderson, Matthew Hegi or Nick Hobbs), without any duty of investigation unless otherwise indicated.

(i)     The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

(j)     References to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time.

(k)     The headings contained in a document are for reference purposes only and shall not affect in any way the meaning or interpretation of the document.

1.3     Accounting Terms.  All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, all computations made pursuant to this Agreement shall be made in accordance with GAAP. Except as otherwise specifically provided herein, any combined financial statement or financial computation shall be done in accordance with GAAP.

ARTICLE II
THE TRANSACTION

2.1     The Transaction.  Subject to the terms and conditions set forth in this Agreement, on the Closing Date, the Owners shall sell, transfer, assign, convey and deliver to the Purchaser, and the Purchaser shall purchase and accept from the Owners, all of the Equity Interests, free and clear of all liens, other than restrictions, if any, on subsequent transfer of unregistered securities arising under applicable securities laws.

2.2     Purchase Price.  As consideration for the transfer of the Equity Interests by the Owners to the Purchaser, the Purchaser shall pay to the Owners an amount (the “Purchase Price”) equal to:

One Hundred Thirty-Six Million Dollars ($136,000,000);

plus (if the amount is positive) or minus (if the amount is negative) an amount equal to (x) the Closing Date Net Working Capital minus (y) Normalized Net Working Capital;

minus an amount equal to the difference between the Company’s Debt and the Company’s Cash as of the Closing Date (to the extent the Company’s Debt exceeds the Company’s Cash).

For purposes of calculating the Purchase Price, the “Closing Date Net Working Capital” shall mean, and be calculated in accordance with GAAP as, (x) Non-Cash Current Assets minus (y) Current Liabilities, each as shown on the consolidated balance sheet of the Company as of the Closing Date, taking into account the completion of the Restructuring and other actions contemplated by this Agreement that have occurred prior to or on the Closing Date (such balance sheet being the “Closing Date Balance Sheet”); provided, however, that in no event shall any amounts payable for legal fees pursuant to Section 9.3(c) or pursuant to the bonus payment amounts in Section 9.3(d) be taken into account in the calculation of Closing Date Net Working Capital. Closing Date Net Working Capital shall be calculated using the same accounting methods, practices, principles, policies and procedures, with consistent clarifications, valuation and estimation methodologies that were used in the preparation of the Normalized Net Working Capital calculation set forth on Exhibit H.

2.3     Closing Payment.   At the Closing, the Purchaser shall pay to the Owners in accordance with Section 9.3(e) an estimate of the Purchase Price (the “Estimated Purchase Price”), minus the Escrow Amount and any Debt payoff amounts paid pursuant to Section 9.3(b) in accordance with the sample calculation set forth on Exhibit H. For purposes of determining the Estimated Purchase Price, the Selling Parties shall, in consultation with the Purchaser, prepare and deliver to the Purchaser no later than three (3) Business Days prior to the Closing a balance sheet representing the Selling Parties’ good faith estimate of the Company’s Closing Date Balance Sheet, along with the Owners’ calculation of the Estimated Purchase Price. At all times prior to the Closing, Owners shall (and the Owners shall cause the Company to) cooperate fully with the Purchaser and its authorized representatives, including (a) providing on a timely basis all information reasonably necessary or useful in reviewing the information provided by the Selling Parties pursuant to the preceding sentence and (b) correcting such clerical errors as Purchaser may, in good faith and with reasonable detail (including any of Purchaser’s work papers), contend are contained in such estimated Closing Date Balance Sheet or the accompanying schedules.

2.4     Post-Closing Adjusting Payment.  To reconcile any difference between the Purchase Price and the Estimated Purchase Price, the Purchaser or the Owners, as the case may be, shall make an adjusting payment (the “Adjusting Payment”) to the other Party or Parties within five (5) Business Days after the Adjusting Payment has been finally determined pursuant to Section 2.5. Such Adjusting Payment shall be due from the Purchaser and payable to the Owners if the Adjusting Payment determined pursuant to Section 2.5 is a positive number (meaning that the Purchase Price exceeds the Estimated Purchase Price), and due from the Owners and payable to the Purchaser if the Adjusting Payment determined pursuant to Section 2.5 is a negative number (meaning that the Estimated Purchase Price exceeds the Purchase Price). In either case the Adjusting Payment shall be made by wire transfer of immediately available funds to the account(s) designated in writing by the receiving Party or Parties. No interest shall be due on any Adjusting Payment. Each Party acknowledges and agrees that the matters relating to the Adjusting Payment shall be determined by, and solely subject to, Sections 2.4 and 2.5, and for the avoidance of doubt shall not be subject to Article XI. Any Adjusting Payment shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by applicable law.

2.5      Calculation of Adjusting Payment.

(a)     Not later than sixty (60) days after the Closing Date, the Purchaser shall cause the balance sheet of the Company to be prepared as of the Closing Date, in good faith and in accordance with GAAP, and shall deliver such balance sheet to the Owners (the “Purchaser Closing Date Balance Sheet”), together with the Purchaser’s calculation (based on the Purchaser Closing Date Balance Sheet) of the Closing Date Net Working Capital, Purchase Price and the amount by which such Purchase Price is greater than (i.e., a positive number) or is less than (i.e., a negative number) the Estimated Purchase Price paid at the Closing (such positive or negative number herein called the “Proposed Adjusting Payment”).

(b)     If, within sixty (60) days following their receipt of the Purchaser Closing Date Balance Sheet and the Proposed Adjusting Payment, the Owners do not dispute the Purchaser Closing Date Balance Sheet and/or the Proposed Adjusting Payment, (i) the Purchaser Closing Date Balance Sheet shall be deemed to be the balance sheet of Company as of the Closing Date (the “Final Closing Date Balance Sheet”) and (ii) the Adjusting Payment shall equal the Proposed Adjusting Payment.

(c)     In the event the Owners have any dispute with regard to the Purchaser Closing Date Balance Sheet or the Proposed Adjusting Payment, the Owners shall notify the Purchaser in writing of such dispute within sixty (60) days after the Owners’ receipt of the Purchaser Closing Date Balance Sheet and the Proposed Adjusting Payment, and such notice shall specify in reasonable detail the nature of the dispute (“Dispute Notice”). The Owners or the Purchaser, as the case may be, shall pay to such other Party or Parties, by wire transfer of immediately available funds, any portion of the Proposed Adjusting Payment that is not a subject of dispute within five (5) Business Days after delivery of a Dispute Notice.

(d)     During the thirty (30) day period following the Purchaser’s receipt of any Dispute Notice, the Purchaser and the Owners shall use commercially reasonable efforts to resolve such dispute and to determine the Final Closing Date Balance Sheet and final calculation of the Adjusting Payment and, to the extent such disputes are resolved, the Purchaser and the Owners shall set forth in writing the Final Closing Date Balance Sheet and/or the Adjusting Payment as so agreed, and complete the payment of the Adjusting Payment in accordance with Section 2.4.

(e)     If, however, at the end of the thirty (30) day period specified in Section 2.5(d), the Purchaser and the Owners shall have failed to reach a mutual written agreement with respect to all or a portion of such dispute (those items that remain in dispute at the end of such period being “Unresolved Matters”), the Unresolved Matters shall be referred to an accounting firm mutually agreeable to the Purchaser and the Owners. Each Party agrees to execute, if requested by such accounting firm, a reasonable engagement letter. Such accounting firm shall act as an arbitrator to resolve the Unresolved Matters, based solely on the provisions of this Agreement, the presentations by the Owners and the Purchaser, or representatives thereof, and any information requested by such accounting firm, and not by independent review. Except by mutual agreement of the Purchaser and the Owners, the resolution of the Unresolved Matters shall not provide for discovery or depositions by any Party’s employees or representatives or a hearing before such accounting firm. Such accounting firm’s resolution of the Unresolved Matters shall (i) be within the range of values of the amount claimed by either Party as to any of the Unresolved Matters; (ii) be made within thirty (30) days of the submission of the Unresolved Matters to such accounting firm; (iii) be set forth in a written statement delivered to the Owners and the Purchaser; and (iv) be deemed to be mutually agreed upon by the Purchaser and the Owners for all purposes of this Agreement, including the determination of the Final Closing Date Balance Sheet and/or the Adjusting Payment, as appropriate.

(f)     Each of the Purchaser and the Owners will bear its own legal, accounting and other fees and expenses of participating in the dispute resolution procedure set forth in this Section 2.5. The fees and expenses of the accounting firm acting under Section 2.5(e) will be borne (i) by the Owners in the proportion that the aggregate dollar amount of the Unresolved Matters submitted thereto for resolution that are unsuccessfully disputed by the Owners (as finally determined by the accounting firm) bears to the aggregate dollar amount of such submitted Unresolved Matters and (ii) by the Purchaser in the proportion that the aggregate dollar amount of the Unresolved Matters submitted thereto for resolution that are successfully disputed by the Owners (as finally determined by the accounting firm) bears to the aggregate dollar amount of such submitted Unresolved Matters.

(g)     At all times prior to the final determination of the Final Closing Date Balance Sheet and the Adjusting Payment, (i) each Party shall (and the Purchaser shall cause the Company to) cooperate fully with the other Party and its authorized representatives, including providing on a timely basis all information necessary or useful in determination of the Final Closing Date Balance Sheet and the Adjusting Payment and (ii) the Owners and their representatives shall have full access to the books and records of the Company, the personnel of, and work papers prepared by the Purchaser and its employees, accountants, agents and representatives, provided that such access shall be in a manner that does not interfere with the normal business operations of the Purchaser or the Company.

(h)     Notwithstanding anything to the contrary contained herein, the accounting principles for determining (i) the Purchaser Closing Date Balance Sheet and the Final Closing Date Balance Sheet, and (ii) the Proposed Adjusting Payment and the Adjusting Payment, shall be GAAP, and, to the extent the Company’s past practices comply with GAAP, the same GAAP principles applied in the Company’s past practices. In the event the Company did not previously utilize GAAP as to a particular issue, GAAP will henceforth apply.

2.6     Escrow.  At the Closing, the Purchaser shall withhold from the Estimated Purchase Price and pay to the Escrow Agent an amount equal to Four Million Dollars ($4,000,000) (the “Escrow Amount”) to be held and disbursed pursuant to the terms of this Agreement and the Escrow Agreement. In the event that an Adjusting Payment is due from and not paid by the Owners within the time period set forth in Section 2.4, the Purchaser shall have the right, but not the obligation, to seek withdrawal of the Adjusting Payment from the Escrow Amount. Otherwise, and subject to the following sentence, the Escrow Amount shall be held for a period of two (2) years following the Closing to provide for indemnification of any Purchaser’s Indemnified Losses as described in Article XI. On the first anniversary of the Closing Date, one-half of the then-remaining balance of the Escrow Amount shall be disbursed to the Indemnifying Owners, minus any amount that is then subject to an asserted claim of indemnification by the Purchaser under Section 11.1 hereof, and on the second anniversary of the Closing Date, any then-remaining balance of the Escrow Amount shall be disbursed to the Indemnifying Owners, minus any amount that is then subject to an asserted claim of indemnification by the Purchaser under Section 11.1 hereof.

2.7     Allocation of Purchase Price.  The Purchase Price shall be allocated between SLD and Special Dispatch as set forth in Exhibit I hereto. In addition, within 30 days after the Closing Date, Owners shall deliver a schedule allocating the portion of the Purchase Price payable with respect to SLD among the assets of SLD for all purposes, including Tax and financial accounting (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. The Allocation Schedule shall be deemed final unless Purchaser notifies Owners in writing that Purchaser objects to one or more items reflected in the Allocation Schedule within 30 days after delivery of the Allocation Schedule to Purchaser. In the event of any such objection, Owners and Purchaser shall negotiate in good faith to resolve such dispute; provided, however, that if Owners and Purchaser are unable to resolve any dispute with respect to the Allocation Schedule within 30 days after the delivery of the Allocation Schedule to Buyer, such dispute shall be resolved by an accounting firm selected in accordance with the provisions of Section 2.5(e) (as if such matter were an Unresolved Matter). The fees and expenses of such accounting firm shall be borne by the Parties in accordance with Section 2.5(f). Owners and Purchaser agree to file (and Purchaser agrees to cause SLD to file) their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule. None of the Parties shall take a position inconsistent with such allocation of the Purchase Price.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Selling Parties:

3.1     Organization and Qualification.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia.

3.2     Authority Relative to This Agreement.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by the board of directors of the Purchaser and no other corporate proceedings on the part of the Purchaser are necessary to approve and adopt this Agreement or to approve the consummation of the Transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by the Purchaser and assuming due authorization, execution and delivery by the Selling Parties constitutes a valid and binding Agreement of the Purchaser, enforceable in accordance with its terms.

3.3    Brokers.  Other than Goldman Sachs & Co., pursuant to a letter agreement dated April 5, 2017, and as to which all fees and commissions are the exclusive responsibility of the Purchaser, no broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Transaction or any related transaction based upon any agreements, written or oral, made by or on behalf of the Purchaser.

3.4    Litigation.  There are no suits or proceedings pending or, to the knowledge of the Purchaser, threatened against the Purchaser, nor is the Purchaser subject to any order, judgment or decree that, in each case, challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

3.5    Sufficiency of Funds.  Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

3.6    Independent Investigation.  The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Selling Parties and the Company for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser has relied solely upon its own investigation and the express representations and warranties of the Selling Parties set forth in in this Agreement (including the related portions of the Company Disclosure Document); and (b) none of the Owners, the Company or any other person has made any representation or warranty as to the Selling Parties, the Company or this Agreement, except as expressly set forth in in this Agreement (including the related portions of the Company Disclosure Document).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE SELLING PARTIES

The Selling Parties, Albert J. LaRose, Jr., individually, and Gregory P. Back, individually, jointly and severally, represent and warrant to the Purchaser as follows:

4.1     Organization and Qualification.  Each Constituent Entity is, as applicable, a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas, and has the requisite corporate or organizational power and authority to carry on its business as it is now being conducted. Each Constituent Entity is in good standing in the jurisdictions listed in the Company Disclosure Document. Each Constituent Entity is duly qualified as a foreign corporation or foreign limited liability company (as applicable) to do business in each jurisdiction where the character of the properties owned or leased by it, or the nature of its activities, is such that qualification as a foreign corporation or foreign limited liability company in that jurisdiction is required by law, except in any such case where the failure to be so qualified will not have a Company Material Adverse Effect. Current versions of the Constituent Entities’ articles of incorporation and bylaws, or certificates of formation and operating agreements, as applicable, have been delivered or made available to the Purchaser.

4.2     Membership Interests.  The Membership Interests are validly issued, fully paid and nonassessable, and have been issued in compliance with federal and state securities laws. There are no outstanding subscriptions, options, warrants, convertible instruments or other rights, agreements or commitments obligating the Disappearing Entities or SLD to issue membership interests. All of the Membership Interests are owned of record and beneficially by the Owners, free and clear of any liens, encumbrances, security interests, options, pledges, agreements, claims, charges or restrictions of any nature whatsoever. The Owners have full power to transfer the Membership Interests to the Purchaser without obtaining the consent or approval of any other person or Governmental Authority.

4.3     Shares.  The authorized capital stock of Special Dispatch consists of 1,000 shares of common stock, $10 par value, of which 1,000 shares are issued and outstanding. The Shares are validly issued, fully paid and nonassessable, and have been issued in compliance with federal and state securities laws. There are no outstanding subscriptions, options, warrants, convertible instruments or other rights, agreements or commitments obligating Special Dispatch to issue or to transfer from treasury any additional shares of its common stock. All of the Shares are owned of record and beneficially by the Owners, free and clear of any liens, encumbrances, security interests, options, pledges, agreements, claims, charges or restrictions of any nature whatsoever. The Owners have full power to transfer the Shares to the Purchaser without obtaining the consent or approval of any other person or Governmental Authority.

4.4     Authority Relative to This Agreement.  This Agreement has been duly and validly executed and delivered by the Selling Parties and assuming due authorization, execution and delivery by the Purchaser constitutes a valid and binding Agreement of each of the Selling Parties enforceable in accordance with its terms. Each of SLD and Special Dispatch has all requisite organizational and corporate power and authority to enter into this Agreement and to carry out the Transaction contemplated hereby, and its doing so has been duly and sufficiently authorized by the Board of Managers of SLD, the Board of Directors of Special Dispatch, and the Owners. Each of the Owners has all requisite power and authority to enter into this Agreement and to carry out the Transaction contemplated hereby, and its doing so has been duly and sufficiently authorized by its general partner or trustee, as applicable.

4.5     Absence of Breach; No Consents.  Except as set forth in the Company Disclosure Document, the execution, delivery, and performance of this Agreement, and the performance by each of the Selling Parties of its respective obligations hereunder, do not (i) conflict with or result in a breach of any of the provisions of its certificate of formation and operating agreement, articles of incorporation and bylaws, or partnership agreement, as applicable; (ii) contravene any law, ordinance, rule, or regulation of any State or political subdivision thereof or of the United States or of any applicable foreign jurisdiction, or contravene any order, writ, judgment, injunction, decree, determination, or award of any court or other authority having jurisdiction, or cause the suspension or revocation of any authorization, consent, approval, or license, presently in effect, which affects or binds such Selling Party or any of its respective material properties, except in any such case where such contravention will not have a Company Material Adverse Effect and will not have a material adverse effect on the validity of this Agreement or on the validity of the consummation the Transaction; (iii) conflict with or result in a breach of or default under any indenture or loan or credit agreement or any other agreement or instrument to which such Selling Party is a party or by which it or any of its properties may be affected or bound, where the conflict, breach or default of which would have a Company Material Adverse Effect; (iv) other than consents disclosed on the Company Disclosure Document, require the authorization, consent, approval, or license of any third party; or (v) constitute grounds for the loss or suspension of any permits, licenses, or other authorizations used in the Special Logistics Business which, in the aggregate, would have a Company Material Adverse Effect.

4.6     Brokers.  No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with this Agreement or the Transaction or any related transaction based upon any agreements, written or oral, made by or on behalf of the Selling Parties.

4.7     Financial Statements.  The Company’s Financial Statements and its Interim Financial Statements are included in the Company Disclosure Document. The Selling Parties have delivered or made available to the Purchaser copies of the Company’s financial statements for each of the two years in the period beginning January 1, 2015 and ending December 31, 2016. Except as set forth in the Company Disclosure Document, the Financial Statements fairly present in all material respects the financial condition of the Company as of the dates they were prepared and the results of the operations of the Company for the periods indicated, all in accordance with GAAP. Except as set forth in the Company Disclosure Document, the Interim Financial Statements were prepared in a manner consistent with the basis of presentation used in the Financial Statements and fairly present in all material respects the financial condition of the Company as of the date they were prepared and the results of the operations of the Company for the periods indicated, all in accordance with GAAP, subject to normal year-end adjustments, none of which will be material, and the absence of notes. From the date hereof through the Closing Date the Company will continue to prepare, in all material respects, financial statements on the same basis that it has done so in the past, will promptly deliver the same to the Purchaser, and agrees that from and after such delivery the foregoing representations will be applicable to each financial statement so prepared and delivered.

4.8     No Undisclosed Liabilities.

(a)     The Company does not have any Liabilities which are of a type required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, except Liabilities (a) disclosed in the Company Disclosure Document, (b) arising under the terms of this Agreement or in connection with the transactions contemplated hereby (other than in connection with the Restructuring) or (c) which have been incurred since the date of the balance sheet included in the Interim Financial Statements in the ordinary course of business and consistent with past practice.

(b)     The Company has no liabilities or obligations to the Captives, including but not limited to premiums, assessments and capital or funding calls except that notwithstanding the foregoing, the Company shall have liabilities and obligations for premiums due for periods ending on or before the Closing Date.

4.9     No Material Adverse Change, Etc. Since the date of the balance sheet included in the Interim Financial Statements, or as set forth in the Company Disclosure Document there has not been (a) any material adverse change in the financial condition, properties, assets, liabilities, business, results of operations or prospects of the Company, taken as a whole; (b) any damage, destruction, or loss, whether covered by insurance or not, having a Company Material Adverse Effect; (c) any entry into or amendment or termination of any material commitment, contract, agreement, or transaction (including, without limitation, any material borrowing or capital expenditure or sale or other disposition of any material asset or assets) of or involving the Company other than this Agreement and agreements executed in the ordinary course of business; (d) any redemption, repurchase, or other acquisition for value of its capital stock or membership interests by the Company, or any issuance of capital stock or membership interests of the Company or of securities convertible into or rights to acquire any such capital stock or membership interests or any dividend or distribution declared, set aside, or paid on capital stock or membership interests of the Company; (e) any transfer of or right granted under any Material Contract or in connection with any Proprietary Right of the Company; (f) any sale or other disposition of any asset of the Company other than in the ordinary course of business or as expressly permitted by the terms of this Agreement, or any mortgage, pledge, or imposition of any lien or other encumbrance on any asset of the Company, or any agreement relating to any of the foregoing; or (g) any default or breach by the Company in any material respect under any contract, license or permit. Since the date of the Company Balance Sheet, the Company has conducted its business only in the ordinary and usual course, and, without limiting the foregoing, no changes have been made in (i) arrangements with or commitments to related parties, (ii) executive compensation levels (other than the payment of certain bonuses described in the Company Disclosure Document), (iii) the manner in which other employees of the Company are compensated, or (iv) supplemental benefits provided to any such executives or other employees, except, in any such case, in the ordinary course of business and, in any event, without a Company Material Adverse Effect.

4.10     Taxes.

(a)     Except as set forth in the Company Disclosure Document, Tax Returns required to be filed on or before the Closing Date by the Company (taking into account any valid extensions) have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects and were, or will be, prepared in compliance with all applicable laws. All Taxes due and owing by the Company, or otherwise on account of its business, whether or not shown on any Tax Return, have been, or will be, paid in full when due, and the Company has complied in all material respects with all applicable Tax laws.  All Taxes due and owing by the Company, or otherwise on account of its business, even if not shown on any Tax Return, have been, or will be, paid in full when due. The Company is not a beneficiary of any extension of time within which to file any Tax Return other than extensions of time identified on the Company Disclosure Document.  To the knowledge of the Company, no claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(b)     The Company has disclosed on its Tax Returns all positions taken therein that could reasonably give rise to a substantial understatement of Tax within the meaning of Code § 6662.

(c)     Except as set forth in the Company Disclosure Document, there are no encumbrances on any of the Company’s assets that arose in connection with any failure or alleged failure to pay any Tax.

(d)     Except to the extent non-compliance is not material, the Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member, or other party, and complied with all information reporting and backup withholding provisions of applicable law.

(e)     Except as set forth in the Company Disclosure Document, the Company is not a party to any action or proceeding, nor to the knowledge of the Company, is any such action or proceeding threatened, by any Governmental Authority for the assessment or collection of Taxes, and no deficiency notices or reports have been received by the Company in respect of any deficiencies for Taxes, except for such matters as would not have a Company Material Adverse Effect.

(f)     Except as set forth in the Company Disclosure Document, no liens have been filed against the Company or its assets in respect of Taxes; no waivers of statutes of limitations have been given or requested with respect to the Company; and there are no pending Tax audits or other proceedings with respect to the Company or any of its Tax Returns nor has the Company been notified of any dispute or claim with respect to Taxes that has not been resolved.

(g)     The Company has not impaired or committed any act of omission or commission that would cause impairment of the tax incentives and each of the tax incentives are in compliance with the policies and procedures currently required.

(h)     Except as set forth in the Company Disclosure Document, the amount of the Company’s liability for unpaid Taxes for all periods ending on or before the date of the Company Balance Sheet, does not, in the aggregate, exceed the amount of accruals for Taxes reflected on the Financial Statements. Except as set forth in the Company Disclosure Document, the amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Interim Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

4.11    Litigation.  Except for individual matters described in the Company Disclosure Document, there are no suits or proceedings pending or, to the knowledge of the Company, threatened against the Company, nor is the Company subject to any order, judgment or decree.

4.12     Employees, Etc.

(a)     The Company is in compliance in all material respects with all applicable laws, ordinances, rules and regulations relating to the employment of personnel and labor (including provisions thereof relating to independent contractors or temporary employees), and to wages and hours, meal and rest breaks, equal opportunity, collective bargaining, plant closing and mass layoff, health and safety, immigration and the payment of social security and other Taxes.

(b)     No employees of the Company are covered by any collective bargaining agreement or other collective labor contract.

(c)     Except as disclosed on the Company Disclosure Document, there are no pending, or threatened in writing, against or affecting the Company: (i) labor strikes, slowdowns, lockouts, representation or certification campaigns, or work stoppages with respect to employees of the Company; (ii) unfair labor practices or unfair labor practice charges or complaints before the National Labor Relations Board or other Governmental Authority responsible for regulating labor relations; or (iii) charges, complaints or proceedings before the Equal Employment Opportunity Commission, Department of Labor or any other Governmental Authority responsible for regulating employment practices.

(d)     There are, except as disclosed on the Company Disclosure Document, no bonus, profit-sharing, compensation, or other plans, agreements, trusts, funds, or arrangements maintained by the Company for the benefit of its directors, officers, or employees, and there are no employment, consulting, severance, or indemnification arrangements, agreements or understandings between the Company, on the one hand, and any current or former directors, officers, or other employees (or Affiliates thereof) of the Company, on the other hand.

(e)     The Company Disclosure Document identifies each person whose income from the Company in the fiscal year ended on the date of the Company Balance Sheet exceeded, or whose income from the Company in the fiscal year begun immediately thereafter is at a rate exceeding, $250,000 per annum, and describes any contractual arrangement for the employment or compensation of each such person. The Company is not, and following the Closing will not be, bound by any express or implied contract or agreement to employ, directly or as a consultant or otherwise, any person for any specific period of time or until any specific age except as specified in agreements in writing identified in the Company Disclosure Document.

(f)     To the knowledge of the Company, the Company is only employing individuals who are lawfully permitted to work in the United States. The Company complies with all applicable laws and regulations of the United States regarding immigration and/or employment of non-citizen workers, including all documentation requirements with respect thereto. The Company has not been notified of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement (“ICE”), or other federal agency charged with administration and enforcement of federal immigration laws, and the Company has not received any “no match” notices from ICE, the Social Security Administration or the IRS since January 1, 2012.

(g)     Except as set forth on the Company Disclosure Document, each employee or independent contractor who is currently a driver for the Company (i) holds all licenses and permits required by any Governmental Authority, and is otherwise fully qualified as required by any insurance policy maintained by the Company, to perform such employee’s or independent contractor’s assigned duties, and (ii) has not experienced any disqualifying event (drug/alcohol, traffic convictions, etc.). Except as disclosed in the Company Disclosure Document, the Company (x) complies with all applicable laws and regulations of the DOT or any other Governmental Authority with regard to the qualifications of its drivers, including compliance with drug and alcohol testing requirements, (y) meets, in all material respects, all DOT requirements regarding its file documentation and drug and alcohol testing programs, and (z)  maintains driver files that contain all DOT required documents from hire, as well as current annual reviews and medical certifications for each current driver, whether such driver is an employee or an independent contractor.

4.13     Compliance with Laws; Permits.

(a)     Except with respect to matters which, individually or in the aggregate, would not have a Company Material Adverse Effect or as disclosed in the Company Disclosure Document, the Company is in compliance with all, and has, to the knowledge of the Company, received no notice of any violation of any, laws or regulations applicable to its operations, including the use of premises occupied by it, or with respect to which compliance is a condition of engaging in any aspect of the Special Logistics Business.

(b)     Without limiting the scope of Section 4.13(a), the Company has all authority permits, licenses, zoning rights, and other authorizations of Governmental Authorities necessary to conduct its business as presently conducted, except where the failure to obtain such authorizations would not have a Company Material Adverse Effect. The Company Disclosure Document contains a true, correct and complete list of all licenses, permits, authorizations, registrations and certifications of any Governmental Authority that have been issued to the Company (the “Company Licenses”), which the failure of the Company to obtain or hold would have a Company Material Adverse Effect. The Company has delivered or made available to the Purchaser a true, correct and complete copy of each Company License. The Company Licenses represent all of the licenses, permits, franchises, variances, exemptions, approvals, orders, authorizations, registrations and certifications necessary to operate the Company Business as operated on the date hereof and as would reasonably be expected to be required as of immediately prior to and following the Closing Date. Each Company License is valid and in full force and effect. There is no investigation or proceeding pending or, to the knowledge of the Company, threatened that would reasonably be likely to result in the termination, revocation, suspension, or restriction of any Company License or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Company License. Except as disclosed in the Company Disclosure Document, (i) the assets of the Company are being operated, and the Special Logistics Business is being conducted, in compliance with the Company Licenses, other than any non-compliance which would not have a Company Material Adverse Effect, (ii) the Company has not received any notice threatening any enforcement action with respect to any Company License or stating that any such Company License will not be renewed or will be revoked or altered, (iii) none of the Company Licenses are, to the Company’s knowledge, under consideration to be revoked or adversely modified and (iv) there are no undisclosed obligations with respect to the Company Licenses which such obligations would have a Company Material Adverse Effect, other than those set forth in the Company Licenses. Except as set forth in the Company Disclosure Document, none of the Company Licenses shall be affected in any material respect by the consummation of the Transaction.

4.14     Ownership of Assets.  The Company Disclosure Document lists the street address of each of the Company’s Properties, providing the name of the lessor and date of the lease. The Company has, except as disclosed in the Company Disclosure Document, a valid leasehold interest in the Properties and a good and valid title to, or a valid leasehold interest in, all tangible personal property and other assets (including without limitation the tractors, trailers and straight trucks) reflected in the Financial Statements or acquired after the date of the Company Balance Sheet, other than properties and assets sold or otherwise disposed in the ordinary course of business since the date of the Company Balance Sheet. All such properties and assets (including leasehold interests) are free and clear of all liens, claims, encumbrances, and charges, except (i) those items set forth in the Company Disclosure Document, (ii) liens for Taxes not yet due, (iii) easements, rights of way, zoning ordinances and other similar encumbrances affecting the Properties but not adversely affecting in any material manner, the Company’s current use of the Properties, or (iv) minor imperfections of title and encumbrances, if any, on the Properties which in the aggregate have not had, and would not have, a Company Material Adverse Effect. The Company does not know of any potential action by any Governmental Authority or other person, and, to the knowledge of the Company, no proceedings with respect thereto have been instituted of which the Company has notice, that would materially affect the Company’s ability to use and utilize each such asset. The Company has received no written notices from any mortgagee regarding any Properties leased by the Company.

4.15     Tractors and Trailers.

(a)     The Company Disclosure Document sets forth a true and complete list of all tractors, trailers and straight trucks used in the Special Logistics Business, identifying each by make, model, year and VIN or serial number, and specifying whether each such tractor, trailer or straight truck is owned or leased (and, if leased, specifying the lessor, the applicable lease agreement, and the date on which the applicable lease term ends). EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 4.14 AND THIS SECTION 4.15, NO SELLING PARTY NOR ANY OF ITS AFFILIATES NOR ANY REPRESENTATIVE OF ANY OF THEM HAS MADE ANY REPRESENTATION OR WARRANTY WHATSOEVER AS TO THE COMPANY’S TRACTORS AND TRAILERS AND ALL SUCH TRACTORS AND TRAILERS CONVEYED PURSUANT TO THIS AGREEMENT (WHETHER DIRECTLY OR INDIRECTLY) OR THE OTHER TRANSACTION DOCUMENTS DELIVERED AT CLOSING BY EACH OF THE SELLING PARTIES AND ITS AFFILIATES IS CONVEYED ON AN “AS IS” AND “WHERE IS” AND “WITH ALL FAULTS” BASIS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WHATSOEVER, INCLUDING IN THIS EXCLUSION ALL REPRESENTATIONS AND WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OPERABILITY, CAPACITY OR CONDITION.

(b)     Each of the tractors, trailers and straight trucks owned or leased and in operation by the Company is properly licensed and registered with all applicable authorities in accordance with applicable laws, except where the failure to be in compliance would not have a Company Material Adverse Effect. Such licenses and registrations are current, except where the failure to be in compliance would not have a Company Material Adverse Effect. All current license plates and stickers are properly affixed to such equipment, and all related fees have been paid. Except as set forth in the Company Disclosure Document, the Company does not presently maintain an unsatisfactory or conditional safety and fitness rating from the Federal Motor Carrier Safety Administration (the “FMCSA”). There is no pending or, to the knowledge of the Company, threatened, judicial or administrative proceeding (including any compliance review of FMCSA intervention action) that reasonably could be expected to result in an unsatisfactory or conditional safety and fitness rating.  The Company Disclosure Document sets forth true, correct and complete copies of all public and non-public scores of the Company since January 1, 2014 under the FMCSA’s Compliance Safety Accountability program, including the non-public underlying data related to such scores as provided by the FMCSA. Except as set forth in the Company Disclosure Document, the Company currently has a “satisfactory” safety and fitness rating from the DOT as a result of their most recent compliance reviews. The Company is in compliance in with all DOT regulations, including the leasing regulations set forth in 49 C.F.R. Part 376 and the intermodal equipment regulations set forth in 49 C.F.R. Part 385 and 390, except where the failure to be in compliance would not have a Company Material Adverse Effect. The Company has procedures in place to validate their contractual counterparties’ compliance with contractual obligations for insurance coverage, operating authority, safe operations and other relevant factors.

(c)     Since January 1, 2016, all tractors, trailers and straight trucks taken as a whole have been operated in compliance with applicable requirements of any leases, secured notes and other financing documents to which the Company, along with such items of equipment, are subject, other than any non-compliance which would not have a Company Material Adverse Effect.  The Company Disclosure Document contains a complete and accurate list of all leases pertaining to tractors, trailers or straight trucks, and true and complete copies of which have been delivered or made available to the Purchaser. All amounts owing by the Company to the other party under any lease of any tractor, trailer or straight truck or other financing document are paid or are accrued on the Company Balance Sheet.  The Company Disclosure Document sets forth all of the tractors, trailers and straight trucks owned by the Company, and identifies those out of service for repairs, with wrecked tractors, trailers and straight trucks separately noted.

4.16     Proprietary Rights.  Except as set forth in the Company Disclosure Document or as would not have a Company Material Adverse Effect, the Company possesses full ownership of, or adequate and enforceable long-term licenses or other rights to use (without payment), all Proprietary Rights owned by or registered in the name of the Company or used in the Special Logistics Business as currently conducted; the Company has not received any written notice of conflict which asserts the rights of others with respect thereto and is not aware of any infringing use of any of its Proprietary Rights; and the Company has performed all of the obligations required to be performed by it, except where the failure to be in compliance would not have a Company Material Adverse Effect, and is not in default in any material respect, under any agreement relating to any Proprietary Right.

4.17     Subsidiaries, Etc..  Except as disclosed in the Company Disclosure Document, the Company has no subsidiaries and has no direct or indirect equity or related interest in any partnership, corporation, joint venture, business association or other Entity.

4.18     Trade Names.  Except for the trade names “Special Logistics”, “Special Dispatch”, “Special Distribution” and derivations thereof, the Company does not use any fictitious business name or trade name, and has not conducted any part of its business under any fictitious business name or trade name during the ten (10) years preceding the date of this Agreement.

4.19     Employee Benefit Plans.  Except as disclosed in the Company Disclosure Document, the Company does not maintain or contribute to any Pension Plan or any Welfare Plan, nor is the Company presently, nor has it been within the last six years, a participating employer in any “multiemployer plan” (as defined in ERISA Section 3(37) or Section 414(f) of the Code); a true and complete copy of each such Pension Plan or Welfare Plan has been delivered or made available to the Purchaser. There has been no termination of a Pension Plan, whether partial or complete, within the meaning of Title IV of ERISA, that has occurred during the five-year period ending on the date hereof. The Company has no knowledge of any material liability being incurred under Title IV of ERISA by the Company with respect to any Pension Plan maintained by a trade or business (whether or not incorporated) which is under common control with, or part of a controlled group of corporations with, the Company, within the meaning of Sections 414(b) or (c) of the Code.

4.20     Material Contracts.

(a)     The Company Disclosure Document identifies each material contract, agreement, lease or understanding, whether written or oral, express or implied, to which the Company is a party (each, a “Material Contract”); provided, however, that without limiting the generality of the foregoing, the Company Disclosure Document shall identify any contracts, agreements, leases or understandings that fall into one of the following categories: (i) any Material Contract evidencing Company Debt; (ii) any lease required to be capitalized on a balance sheet of the Company prepared in accordance with GAAP and consistent with the balance sheets included in the Financial Statements; (iii) all “off-balance-sheet” arrangements; (iv) any partnership, joint venture or similar Material Contract relating to any Entity that is not wholly owned by the Company that is material to the operation of the Special Logistics Business; (v) any Material Contract for the purchase or sale of real property or any option to purchase or sell real property, in either case, which has not yet been consummated; (vi) any Material Contract relating to the acquisition or disposition by the Company of any business (which has not yet been consummated), whether by merger, sale of stock, sale of assets or otherwise; (vii) any Material Contract that is reasonably likely to require payments by the Company in excess of One Hundred Thousand Dollars ($100,000) in any one (1) year, other than Contracts that are terminable by the Company on sixty (60) days’ notice or less without obligation to make any payment; (viii) any Material Contract that is reasonably likely to require payments to the Company in excess of One Million Dollars ($1,000,000) in any one (1) year; and (ix) any Material Contract that contains an express obligation on the Company not to compete in any business or in any geographic area.

(b)     Except as set forth in the Company Disclosure Document, the Company is not in breach, violation, or default of any Material Contract, except for such breaches or defaults that would not have a Company Material Adverse Effect, with respect to or as a result of which the counterparty thereto has the right to terminate the Material Contract, and the Company has not received written notice of any claim or assertion that it is or may be in any such breach, violation, or default.

(c)     To the Company’s knowledge, no counterparty to any Material Contract is in material breach, violation, or default of any Material Contract.

(d)     Except where the failure to be in compliance would not have a Company Material Adverse Effect, each contract between the Company, on the one hand, and its owner-operators or independent contractor drivers, on the other hand, (the “Owner-Operator Contracts”) complies with the federal truth-in-lending regulations set forth in 49 C.F.R. Part 376, and all payments, deductions, chargebacks and other actions of the Company with regard to its Owner-Operators have complied with the terms and conditions of such contracts and regulations. The Company Disclosure Document includes a true and complete list of all of the owner-operators, as of the date of this Agreement. Except where the failure to be in compliance would not have a Company Material Adverse Effect, the operations of the Company have, since January 1, 2014, been consistently conducted (i) in compliance with the regulations promulgated by the FMCSA under 49 CFR 376.12 et seq., and (ii) in a manner consistent with the criteria to establish and maintain independent contractor relationships between the Company and the owner-operators under the applicable DOT operating authority and all applicable legal requirements.

(e)     Each of the Owner-Operator Contracts (i) complies with all laws, except where the failure to be in compliance would not have a Company Material Adverse Effect, (ii) has been duly and validly executed and delivered by the Company and, to the Company’s knowledge, the respective owner-operator, (iii) is in full force and effect and is valid and enforceable in accordance with its terms in all material respects, and (iv) does not require the consent of any person in connection with the Transaction. To the Company’s knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) would be reasonably expected to contravene, conflict with or result in a breach of, or give the Company or any other person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to modify any Owner-Operator Contract.

(f)     The Company has not received written notice of the intention of its Owner-Operators to, and to the knowledge of the Company, no Owner-Operators intend to, cease doing business or reduce the business transacted with the Company following the Closing Date as a result of the consummation of the Transaction.

4.21     Accounts Receivable.  All accounts receivables of the Company reflected in the Company Balance Sheet and in the most recent balance sheet included in the Interim Financial Statements represent transactions in the ordinary course of business, and, to the knowledge of the Selling Parties, are current and collectible to the extent not already collected, except for normal cash discounts accrued in the ordinary course of business and immaterial and routine billing disputes with customers in the ordinary course of business. The Company Disclosure Document specifically identifies the aging of the accounts receivables of the Company as of the date of the most recent balance sheet included in the Interim Financial Statements. All accounts receivables of the Company that will be reflected in the Company’s Closing Date Balance Sheet and the Selling Parties’ estimate of the Company’s Closing Date Balance Sheet delivered pursuant to Section 2.3 will be current and collectible to the extent not already collected, except for normal cash discounts accrued in the ordinary course of business and immaterial and routine billing disputes with customers in the ordinary course of business.

4.22     Accounts Payable.  All trade accounts payable of the Company reflected in the Company Balance Sheet and in the most recent balance sheet included in the Interim Financial Statements represent Liabilities (to the extent not already paid) which have been incurred in the ordinary course of business for merchandise, goods or services purchased.

4.23     Insurance.  The Company has insurance policies in full force and effect which provide for coverages which are usual and customary in the business of the Company as to amount and scope, and are adequate to protect the Company against any reasonably foreseeable risk of loss, including business interruption. The Company Disclosure Document identifies each of the Company’s insurance policies in which the annual premium for any such policy exceeds $25,000. Except as disclosed in the Company Disclosure Document, the Company has not within the past three (3) years received any notice of cancellation of any insurance agreement. The Company Disclosure Document identifies all claims pending under any of the Company’s insurance policies, other than claims for less than $400,000, and to the knowledge of the Selling Parties, each pending claim under any of the Company’s insurance policies is within the applicable policy limits and, other than any applicable deductible, is fully insured.

4.24     Environmental Matters.

(a)     To the knowledge of the Company, the Properties, and each parcel of real property where the Company has operations, are, and have been, in compliance with all Environmental Laws, except those instances of non-compliance which are set forth in the Company Disclosure Document or not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)     With respect to any of the Properties owned or leased by the Company or any other real properties on which the Company has or previously conducted operations, there is no litigation pending, or to the knowledge of the Company, threatened before or by any Governmental Authority, in which the Company has been or, with respect to threatened litigation, may reasonably be expected to be named as a defendant or potentially responsible party, (i) for alleged non-compliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, or involving a real property described above, except for such litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company with respect to any off-site disposal location utilized by the Company, there is no litigation pending or threatened before or by any Governmental Authority, in which the Company has been or may reasonably be expected to be named as a defendant or potentially responsible party.

(c)     To the knowledge of the Company, there is no reasonable basis for any litigation of a type described in subsection (b) above, except such as is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)     To the knowledge of the Company, during the period of the Company’s ownership or leasing of or operations on any real properties, there have been no releases of Hazardous Material in, on, under, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, Company Material Adverse Effect. Prior to the period of the Company’s ownership or leasing of or operations on any real properties, to the knowledge of the Company, there were no releases of Hazardous Material in, on, under, or affecting any such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)     The Company has obtained and is in compliance with all required environmental permits, registrations and authorizations required by the Environmental Laws, and the Company does not need to make any expenditure outside of the ordinary course of business to achieve or maintain compliance with any such permit, registration or authorization, except where any non-compliance or failure to make any expenditure is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(f)     Other than as provided in the Company Disclosure Document, the Company has neither owned, operated nor utilized any aboveground or underground storage tanks for any purpose.

4.25     Relationships with Related Persons.  Except as set forth in the Company Disclosure Document, no officer or director, nor any of their respective Affiliates, (i) has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in the Special Logistics Business or (ii) owns an equity interest in a person that has business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions conducted in the ordinary course of business with the Company on arms-length terms and conditions. Except as set forth in the Company Disclosure Document, no officer or director, nor any of their respective Affiliates is a party to any contract with, or has any claim or right against, the Company.

4.26     No Other Representations and Warranties. Except for the representations and warranties contained herein (and the related portions of the Company Disclosure Document), which include representations and warranties that certain materials described herein have been “delivered or made available”, none of the Selling Parties or any other person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Selling Parties, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Purchaser and its representatives (including the Confidential Information Memorandum prepared by the Company and dated as of December 2016, and any information, documents or material made available to the Purchaser in the data room established in Box.com on behalf of the Selling Parties, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty (other than with respect to fraud or willful misconduct) arising from statute or otherwise in law.

ARTICLE V
COVENANTS OF THE PURCHASER

5.1     Affirmative Covenants.  From the date hereof through the Closing Date, the Purchaser will take every action reasonably required of it in order to satisfy the conditions to the Closing set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the Transaction substantially as contemplated hereby, and will exert all reasonable efforts to cause the Transaction to be consummated, provided in all instances that the representations and warranties of the Selling Parties in this Agreement are and remain true and accurate and that the covenants and agreements of the Selling Parties in this Agreement are honored and that the conditions to the obligations of the Purchaser set forth in this Agreement are not incapable of satisfaction. Within three Business Days after the Closing, Purchaser shall cause the Company to make the payments to the Company’s employees as required pursuant to the Change in Control Plan and the written instructions of the Owners, subject to all applicable tax withholding obligations under applicable law.

5.2     Confidentiality of Information.  The Purchaser acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to the Purchaser or its Affiliates pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 5.2 shall nonetheless continue in full force and effect and be binding upon Purchaser and the other parties thereto.

5.3     Expenses.  Whether or not the Transaction is consummated, all costs and expenses incurred by the Purchaser in connection with this Agreement and the Transaction shall be paid by the Purchaser.

5.4     Unregistered Securities.  The Purchaser acknowledges that the Equity Interests are neither registered under the Securities Act of 1933 nor under any state securities law and represents and warrants as follows:

(a)     The Purchaser is acquiring the Equity Interests for its own account solely for the investment purposes and not with a view to resell said Equity Interests.

(b)     The Purchaser has such knowledge and experience in business and financial matters as to enable it to be capable of evaluating the risks and merits of this investment.

(c)     The Purchaser is able to bear the economic risks of an investment in the Equity Interests.

(d)     The Equity Interests will not be resold or otherwise transferred or assigned without appropriate compliance with the registration provisions of the Securities Act of 1933 and the applicable state Blue Sky laws or exemption therefrom.

(e)     The Purchaser has been provided with or permitted access to all information which it deems material to formulating an investment decision and that such information has been sufficient to make an informed investment decision.

ARTICLE VI
COVENANTS OF THE SELLING PARTIES

6.1     Affirmative Covenants.  From the date hereof through the Closing Date, the Selling Parties will take every action reasonably required of either of them to satisfy the conditions to the Closing set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the Transaction substantially as contemplated hereby, and will exert all reasonable efforts to cause the Transaction to be consummated, provided in all instances that the representations and warranties of the Purchaser in this Agreement are and remain true and accurate and that the covenants and agreements of the Purchaser in this Agreement are honored and that the conditions to the obligations of the Company set forth in this Agreement are not incapable of satisfaction.

6.2     Access and Information.  The Selling Parties shall afford to the Purchaser and to the Purchaser’s accountants, counsel and other representatives reasonable access, during normal business hours and upon reasonable advance notice to the Owners, throughout the period prior to the Closing to all of the Company’s properties, books, contracts, commitments, records and personnel, and, during such period, the Company shall furnish promptly to the Purchaser (i) the Company’s internal monthly financial statements when and as available and (ii) all other information concerning its business, properties, and personnel as the Purchaser or its representatives may reasonably request. Notwithstanding anything to the contrary in this Agreement, neither the Owners nor the Company shall be required to disclose any information to the Purchaser if such disclosure would, in the Owners’ reasonable discretion: (x) cause significant competitive harm to the Owners, the Company and their respective businesses if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable law, fiduciary duty or binding confidentiality or non-disclosure agreement entered into prior to the date of this Agreement; provided, however, that the omission of such disclosure in the Company Disclosure Document as an exception to any representation or warranty contained herein shall be so noted in the Company Disclosure Document. Prior to the Closing, without the prior written consent of the Owners, the Purchaser shall not contact any suppliers to, or customers of, the Company and the Purchaser shall have no right to perform invasive or subsurface investigations of the Company’s real property; provided, however, that the Owners do hereby consent to the contact and investigations described in Exhibit J hereto. The Owners shall, and shall cause their representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.2. The Purchaser and its representatives shall assert their rights hereunder in such manner as to minimize interference with the business of the Company, and shall refrain from giving instructions or issuing demands to personnel of the Company as to the operation of the Company during the period prior to the Closing.

6.3     No Solicitation.  The Selling Parties and those acting on their behalf will not, and the Company will use commercially reasonable efforts to cause its officers, employees, agents, and representatives (including any investment banker) not, directly or indirectly, to solicit, encourage, or initiate any discussions with, or negotiate or otherwise deal with, or provide any information to, any person other than the Purchaser and its officers, employees, and agents, concerning any merger, sale of substantial assets, or similar transaction involving the Company or division of the Company or any sale of any of its capital stock, membership interests or of any division. The Company will notify the Purchaser immediately upon receipt of any inquiry, offer or proposal relating to any of the foregoing. None of the foregoing shall prohibit providing information to others in the ordinary course of business, or providing information to a Governmental Authority.

6.4     Restructuring.  Prior to and as a condition to the Closing, the Selling Parties covenant and agree to complete a restructuring of the affiliated group of limited liability companies and corporations that collectively have conducted the Special Logistics Business, substantially as follows (the “Restructuring”):

(a)     Transfer of Certain Equipment. The Owners will cause Special Distribution to transfer to the Disappearing Entities and/or SLD the Special Distribution Assets described on Exhibit G hereto.

(b)     Merger of Limited Liability Companies. The Owners will (i) cause the Disappearing Entities to be merged with and into SLD, with SLD as the surviving Entity, and/or (ii) cause all of the Disappearing Entities’ assets, rights, permits and privileges of any kind or nature to be transferred or assigned to, and vested in, SLD. In connection with the transactions required by this Section 6.4(b), the Owners will purchase, acquire or otherwise extinguish all membership or other equity interests of the Minority Members in any of the Disappearing Entities in which such Minority Members hold such interests.

(c)     Other Consolidating Transactions. The Selling Parties will take such other actions as the Purchaser shall reasonably request to transfer or assign to, and to vest in, SLD and/or Special Dispatch, all other assets, rights, permits and privileges of any kind or nature necessary or desirable for the continuation, after the Closing, of the Special Logistics Business substantially as such business was historically operated in all material respects.

6.5     Conduct of Business Pending the Transaction.  The Selling Parties covenant and agree with the Purchaser that, from the date of this Agreement until the consummation of the Transaction or the termination of this Agreement pursuant to its terms, unless the Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed, and except as otherwise contemplated by this Agreement or disclosed in the Company Disclosure Document, the Company will comply with each of the following:

(a)     Its business shall be conducted only in the ordinary and usual course, it shall use reasonable efforts to keep intact its business organization and goodwill, keep available the services of its officers and employees and maintain current relationships with suppliers, lenders, creditors, distributors, employees, customers, and others having business or financial relationships with it, and it shall promptly notify the Purchaser of any event or occurrence or emergency which is reasonably likely to be material to, and not in the ordinary course of, its business.

(b)     It shall not (i) amend its articles of incorporation, bylaws, certificate of formation, operating agreement or other charter document, as applicable, or (ii) split, combine, or reclassify any of its outstanding securities, or declare, set aside, or pay any dividend or other distribution on, or make or agree or commit to make any exchange for or redemption of, any such securities payable in cash, stock, or property.

(c)     It shall not (i) issue or agree to issue any additional shares or membership interests of, or rights of any kind to acquire any shares of its capital stock of any class or membership interests, as applicable, or (ii) enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing.

(d)     It shall not create, incur, or assume any long-term or short-term indebtedness for money borrowed, guarantee the payment of any such indebtedness, or make any capital expenditures or commitment for capital expenditures, except in the ordinary course of business and consistent with past practice.

(e)     It shall not (i) adopt, enter into, or amend any bonus, profit-sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination, or other employee benefit plan, agreement, trust fund, or arrangement for the benefit or welfare of any officer, director or employee, or (ii) agree to any material (in relation to historical compensation) increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director, or employee except, with respect to employees who are not officers or directors, in the ordinary course of business in accordance with past practice.

(f)     It shall not sell, lease, mortgage, encumber, or otherwise dispose of or grant any interest in any of its assets or properties except for sales, encumbrances, and other dispositions or grants in the ordinary course of business and consistent with past practice and except for liens for Taxes not yet due or liens or encumbrances that are not material and do not impair the use of the Property, or as specifically provided for or permitted in this Agreement.

(g)     It shall not amend or terminate any Material Contract, except for amendments or terminations agreed to by the Parties.

(h)     It shall not enter into any agreement, commitment, or understanding, whether in writing or otherwise, with respect to any of the foregoing actions described in subsections (a) through (g) above.

(i)     It shall continue to properly and promptly file when due all federal, state, local, foreign, and other Tax Returns, reports, and declarations required to be filed by it (except for Tax Returns subject to valid extensions), and will pay, or make full and adequate provision for the payment of, all Taxes and governmental charges due from or payable by it.

(j)     It shall comply in all material respects with all laws and regulations applicable to it and its operations.

(k)     It shall maintain in full force and effect insurance coverage not less than that presently in effect.

(l)     It shall maintain its assets and properties in good repair and in the same condition, reasonable wear and tear excepted, as they were on the date of this Agreement.

Without in any way limiting any party’s rights or obligations under this Agreement, the parties understand and agree that prior to the Closing Date (A) nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operation of the Company or the Special Logistics Business and (B) the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.

6.6     Expenses.  Whether or not the Transaction is consummated, all costs and expenses incurred by the Selling Parties in connection with this Agreement and the Transaction shall be paid by the Owners.

6.7     Environmental Matters.  The Selling Parties shall, during the period between the date of this Agreement and the Closing, promptly provide to the Purchaser any written notices or claims received by the Selling Parties that arise under any Environmental Laws. The Selling Parties shall permit the Purchaser and its representatives to conduct, at the Purchaser’s expense, any and all environmental inspections of the Properties as the Purchaser desires to conduct prior to the Closing, provided that such access shall be in accordance with the terms and provisions of Section 6.2.

6.8     Company Disclosure Document Supplements.  From time to time prior to the Closing, the Selling Parties shall have the right (but not the obligation) to supplement or amend the Company Disclosure Document or any schedules or exhibits delivered by the Selling Parties under this Agreement with respect to any matter hereafter arising or of which they become aware after the date hereof (each a “Company Disclosure Document Supplement”). No supplement made pursuant to this Section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the Purchaser specifically agrees thereto in writing nor shall any such notification be considered to constitute or give rise to a waiver by the Purchaser of any condition set forth in Section 8.2 of this Agreement; provided, however, that if the Purchaser has the right to, but does not elect to, terminate this Agreement within the earlier of five Business Days of its receipt of such Company Disclosure Document Supplement or the Closing, then the Purchaser shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 11.1 with respect to such matter.

ARTICLE VII
COVENANTS OF THE PARTIES

7.1     Governmental Consents.

(a)     HSR Filing. The Purchaser and the Selling Parties, or their respective “ultimate parent entities,” have filed with the Federal Trade Commission (the “FTC”) and the Department of Justice (the “DOJ”) the notifications and other information (if any) required to be filed under the HSR Act with respect to the transactions contemplated in this Agreement, and the Purchaser has paid all filing fees with respect to such filings.

(b)     Other Governmental Authorities. In addition, the Selling Parties and the Purchaser shall promptly proceed to prepare and file with the appropriate Governmental Authorities such additional requests, reports or notifications as may be required or, in the opinion of the Selling Parties or the Purchaser, advisable, in connection with this Agreement.

(c)     Cooperation. With respect to each of the above filings, and any other requests from Governmental Authorities, the Selling Parties and the Purchaser shall diligently and expeditiously prosecute and use commercially reasonable efforts to obtain any clearance under the Antitrust Laws for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transaction, and cooperate fully with each other in the prosecution of, such matters including, subject to applicable law, by permitting counsel for the other Party to review in advance (to the extent possible), and consider in good faith the views of the other Party in connection with, any such filing or any proposed oral or written communication with any Governmental Authority and by providing counsel for the other Party with copies of all filings and submissions made by such Party and all correspondence between such Party (and its advisors) with any Governmental Authority and any other information supplied by such Party to a Governmental Authority or received from such a Governmental Authority in connection with the Transaction. Any competitively sensitive information that is disclosed pursuant to this Section 7.1(c) will be limited to each of the Purchaser’s and the Selling Parties’ respective outside counsel and economists pursuant to a separate customary confidentiality agreement. Each of the Purchaser and the Selling Parties shall furnish to the other such reasonably necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any such filing or submission.

(d)     Status. The Selling Parties and the Purchaser shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ, any other Governmental Authority or any third party with respect to the Transaction. In the event a suit or other proceeding is threatened or instituted by a public or private entity or individual challenging the Transaction as violative of the Antitrust Laws, the Parties shall use commercially reasonable efforts to avoid the filing of, or resist or resolve such suit or proceeding filed by a Governmental Authority, and defend any such suit or proceeding brought by a private entity or individual, if such suit or proceeding is reasonably likely to impede the Closing.

7.2     Other Consents.  After the date of this Agreement and prior to the Closing, the Selling Parties and the Company shall use commercially reasonable efforts, but excluding making any expenditures or payments to (or relinquishing any rights or incurring any obligations in favor of) any third party, to obtain the consent from, or to give any required notice to, any party to a contract set forth in the Company Disclosure Document to the extent that it is required to be obtained or given by the Company in connection with the Transaction.

7.3     Cooperation.  The Selling Parties will cooperate with the Purchaser and its counsel, accountants and agents in every way in carrying out the Transaction and in delivering all documents and instruments deemed reasonably necessary or useful by the Purchaser. Without limiting the foregoing, immediately after the execution of this Agreement the Selling Parties shall deliver to the Purchaser copies of or provide Purchaser with electronic access to (a) all personnel files (including without limitation the driver qualification files) for each driver expected to be an employee or independent contractor of the Company at the Closing Date, excluding for such purpose any information which the Selling Parties are prohibited from disclosing pursuant to any applicable law; and (b) all documentation in Selling Parties’ possession or, at Purchaser’s cost and expense, obtainable by Selling Parties so that Purchaser may complete all licensing requirements for temporary registration and final permitting of all tractors, trailers, straight line trucks and equipment following the Closing.

7.4     Publicity.  Prior to the Closing, any written news releases pertaining to this Agreement or the Transaction shall be subject to the mutual approval of the Purchaser and the Owners prior to release, and shall be released only in a form approved by the Purchaser and the Owners, provided, however, that (i) such approval shall not be unreasonably withheld, delayed or conditioned and (ii) such approval shall not be required by the Parties if prior approval would prevent the timely and accurate dissemination of such information as required to comply, in the opinion of counsel, with any applicable law, rule or policy.

7.5     Tax Matters.  The following provisions shall govern the allocation of responsibility as between the Purchaser and the Owners for certain Tax matters following the Closing Date:

(a)     The tax year of the Company (excluding Special Dispatch) shall end for all purposes on the Closing Date. Except as set forth in the Company Disclosure Document, all Tax Returns of the Company for Tax periods ending on or before the Closing Date have been filed. With respect to the Tax Returns set forth in the Company Disclosure Document, which are due after the Closing Date and have not been filed as of the Closing Date (including, without limitation, any such Tax Returns (“Stub Period Returns”) due for the period ending on the Closing Date (the “Stub Period”), the Owners will timely prepare or cause to be prepared, and the Purchaser will timely file or cause to be filed such Tax Returns in a manner consistent with (i) applicable law as a result of the Company’s tax year being terminated as of the Closing Date), and (ii) the Company’s past practice. The Owners shall deliver completed drafts of any such Tax Return (together with schedules, statements and, to the extent requested by Purchaser, supporting documentation) to the Purchaser not less than forty five (45) days prior to the due date thereof (including extensions), shall permit the Purchaser to review and comment on such Tax Returns prior to filing, and shall make such revisions as are reasonably requested by the Purchaser. The Owners shall be responsible for all Taxes shown as due thereon. The Owners shall remit the amount of all such Taxes to the Purchaser not less than three (3) days prior to the filing date of the Tax Return to which such Tax payment relates.

(b)     The Purchaser will timely prepare or cause to be prepared and will timely file or cause to be filed all Tax Returns of Special Dispatch, excluding any Stub Period Returns, for all Tax periods that begin on or before the Closing Date and end after the Closing Date (each such period, a “Straddle Period”) in a manner consistent with applicable law and the Special Dispatch’s past practice. The Purchaser shall deliver a completed draft of any such Tax Return to the Owners not less than forty five (45) days prior to the due date thereof (including extensions), shall permit the Owners to review and comment on such Tax Return prior to filing and shall make such revisions as are reasonably requested by the Owners. The Purchaser and the Owners shall timely pay their respective shares of any Tax showing to be due on such Tax Return as determined in paragraph (c) below and each party to this Agreement shall be entitled to a credit for any estimated tax payment, overpayment or deposit made by such party. The Owners shall remit the amount of Tax for which the Owners are responsible to the Purchaser under this Section 7.5(b) not less than three (3) days prior to the filing date of the Tax Return to which such Tax payment relates.

(c)     For purposes of the foregoing and Article VII, as applicable, in the case of any Straddle Period, the portion of the Taxes (excluding any Taxes allocated under Section 7.7 below) allocable to the Pre-Closing Tax Period shall be determined as follows:

(1)     in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, the amount of such Taxes allocable to the Pre-Closing Tax Period shall be deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(2)     in the case of other Taxes, the amount of such Taxes allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

(d)     Neither the Purchaser nor any Affiliate of the Purchaser shall (or shall cause or permit the Company to) change or rescind any Tax election or amend or otherwise modify any Tax Return relating in whole or in part to the Company with respect to any taxable year ending on or before the Closing Date without the prior written consent of the Owners, which consent shall not be unreasonably conditioned, withheld or delayed, but only if such amendment or modification does not negatively affect any Tax attribute of the Company or increase Tax in a Pre-Closing Tax Period or such amendment or modification is required by law. The Purchaser agrees that Owners are to have no liability for any Tax resulting from any action of the Purchaser, the Company, its Affiliates or any of their respective representatives in violation of the agreement set forth in the preceding sentence, and agrees to indemnify and hold harmless Owners against any such Tax or reduction of any Tax asset.

(e)     Without the prior written consent of Purchaser, the Owners (and, prior to the Closing, the Company, its Affiliates and their respective representatives) shall not after the date hereof, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transfer that would have the effect of increasing the Tax liability or reducing any Tax asset of Purchaser or the Company in respect of any Post-Closing Tax Period. The Owners agree that Purchaser is to have no liability for any Tax resulting from any action of the Owners, the Company, its Affiliates or any of their respective representatives in violation of the agreement set forth in the preceding sentence, and agrees to indemnify and hold harmless Purchaser (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

(f)     The Purchaser and the Owners will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit or other action by any Governmental Authority with respect to Taxes. Such cooperation will include the retention and (upon the other Party’s request) the provision of records and information reasonably relevant to any such audit or action and making employees (including employees of the Company) available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding any other obligation of the Purchaser hereunder, the Purchaser will cause the Company (or any subsidiary thereof) to retain all books and records with respect to Tax matters pertinent to the Company (or any subsidiary thereof) relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Owners, as applicable, any extensions thereof) of the respective taxable periods and to give the Owners written notice prior to transferring, destroying or discarding any such books and records and, if the Owners so request, the Purchaser shall cause the Company (or any subsidiary thereof) to allow the Owners to take possession of such books and records prior to destroying or discarding them. The Purchaser and the Owners further agree, upon request, to use their commercially reasonable best efforts to obtain any certificate or other document from any Governmental Authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement).

(g)     Notwithstanding any other provision of this Agreement, this Section 7.5(g) shall control any audit, action, dispute or controversy relating to Taxes for which the Owners have an obligation to indemnify Purchaser Indemnified Parties under Article XI for any Tax period ending on or prior to the Closing Date (any such matter, a “Tax Contest”). The Purchaser shall promptly, but in no event more than thirty (30) days following the Purchaser’s or the Company’s receipt of written notice of a Tax Contest, notify the Owners in writing of such Tax Contest (a “Tax Contest Notice”). The Owners shall have thirty (30) days after receipt of the Tax Contest Notice (“Tax Contest Notice Period”) to notify the Purchaser that the Owners desire to represent the interests of the Company in such Tax Contest. If the Owners notify the Purchaser within the Tax Contest Notice Period that the Owners desire to represent the interests of the Company in such Tax Contest and that the Owners accept liability for any losses arising from such Tax Contest, the Owners may, at the Owners’ sole expense, represent the interests of the Company in such Tax Contest if the Owners are able to demonstrate to the Purchaser’s reasonable satisfaction the financial capacity to satisfy any Liabilities associated with an adverse outcome of such Tax Contest. Notwithstanding the foregoing, however, the Owners may not represent the interests of the Company in such Tax Contest if (i) there is a reasonable probability that such Tax Contest would affect the Tax liability of any Purchaser Indemnified Party for a Post-Closing Tax Period, or (ii) the Owners would have different, conflicting or adverse legal positions or interests (other than such positions or interests associated with the Indemnifying Owners’ indemnification obligations under this Agreement). If the Owners represent the interests of the Company in a Tax Contest, the Owners shall use legal counsel and other advisors (including accountants) reasonably acceptable to the Purchaser. The Purchaser shall have the right (but not the duty) to participate in the defense of such Tax Contest and to employ counsel, solely at its expense, separate from the counsel employed by the Owners. The Owners shall not enter into any settlement of, admit liability or otherwise compromise any Tax Contest to the extent that it adversely affects the Tax liability of a Purchaser Indemnified Party for any period after the Closing without the prior written consent of the Purchaser, which consent may be given or withheld in the Purchaser’s sole discretion. The Owners shall keep the Purchaser informed with respect to the commencement, status and nature of any such Tax Contest, including insuring that the Purchaser receives copies of all notices, pleadings or other submissions, and will, in good faith, allow the Purchaser to consult with the Owners regarding the conduct of or positions taken in such proceeding. In order to preserve the Owners’ right to continue defending such Tax Contest, the Owners must actively and diligently conduct the defense, using the counsel approved by the Purchaser in this Section 7.5(g). If the Owners are not permitted to or do not represent the interests of the Company in a Tax Contest, then the Purchaser may defend, settle and compromise such Tax Contest in any manner that the Purchaser deems appropriate.

(h)     Any and all existing Tax sharing agreements (whether written or not) binding upon the Company shall be terminated as of the Closing Date. After such date, none of the Company, the Owners, nor any of the Owners’ respective Affiliates or representatives shall have any further rights, liabilities or obligations thereunder.

7.6     Refunds.  Any Tax refund (or equivalent benefit in the nature of a reduction in Tax liability), including any interest actually received with respect thereto, relating to the Company (a) for any Pre-Closing Tax Period (except as provided below), including any Stub Period, will be the property of the Owners, and if received by the Purchaser or the Company, will be paid over promptly, without any setoff or deduction of any kind, to the Owners in accordance with the proportions instructed in writing by the Owners pursuant to Section 9.3(c), and (b) for any Post-Closing Tax Period will be the property of the Purchaser, and if received by any of the Owners, will be paid over, without any setoff or deduction of any kind, promptly to the Purchaser, provided, however, with respect to any Straddle Period, any Tax refund (or equivalent Tax benefit), including any interest received, relating to such Straddle Period shall be determined and paid over promptly, without any setoff or deduction of any kind, and be the property of the party to this Agreement entitled to such refund, benefit or interest in accordance with the applicable allocation method described in Section 7.5(c) of this Agreement.

7.7     Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (other than any Tax incurred by the Owners or the Company in connection with the Restructuring, which shall be at the sole cost and expense of the Company and/or the Owners) (“Transfer Tax”) shall be borne and paid by the Purchaser when due. The Purchaser shall, at its own expense, timely file such Tax Return or other document with respect to such Tax (and the Selling Parties shall cooperate with respect thereto as necessary).

7.8      Termination of Captive Relationships.

(a)     Prior to the Closing, Owners shall, and shall each cause Company to, execute and deliver such additional documents, instruments and notices to the Captives to terminate the Company’s participation therein effective as of the Closing or as of the earliest date thereafter permitted in accordance with the insurance policies or coverages issued to the Company through the Captives and any ancillary document thereto. Once given, Purchaser (unless otherwise agreed to by Purchaser and Owners) shall not take and shall cause Company to take no action following Closing to rescind any such notice or termination. Purchaser and the Owners shall use their respective commercially reasonable efforts to cause Company to comply with the reasonable requirements imposed by the Captives on the Company in connection with such termination so as to mitigate any liability which might otherwise be imposed upon the Company in connection with such termination. In no case shall the Company be required to pay premiums, pay assessments, or provide additional funding or capital to the Captives following the Closing.

(b)     The Selling Parties shall take no action (other than submitting notice of termination) to cause the distribution of assets from the Captives to the owner(s) thereof until such time as all claims have been paid in full. After the time period has passed for making claims, any distribution of assets of the Captives or refunds received from the Captives, including any interest actually received with respect thereto, relating to the Company, shall be the property of the Owners, and if received by Purchaser or the Company, shall be paid over promptly, without any setoff or deduction of any kind, to the Owners.

(c)     Following the Closing, the Selling Parties shall have no liabilities and obligations for premiums due to the Captives for periods ending on or before the Closing Date, but, as between the Purchaser and the Selling Parties, the Selling Parties shall have liabilities and obligations for any and all premiums or assessments, or for additional funding or capital to the Captives for periods beginning after the Closing Date.

7.9     Release of Guarantees. Prior to the Closing, Selling Parties and Purchaser shall cooperate and shall use their respective commercially reasonable efforts to, effective as of the Closing, on terms reasonably acceptable to Selling Parties and Purchaser, (i) terminate or cause to be terminated, or, if required for the continued operation of the Company post-Closing in the ordinary course of business, cause Purchaser or one of its Affiliates to be substituted in all respects for Selling Parties and any of their Affiliates (other than the Company) (each, a “Released Party” and collectively, the “Released Parties”) in respect of all liabilities of the Released Parties under each guarantee of the Company’s indebtedness, as set forth in the Company Disclosure Document (“Guarantees”). In the case of the failure to do so by the Closing, then, following Closing, Purchaser and Owners shall continue to cooperate and use their respective commercially reasonable efforts as described in the preceding sentence. Purchaser shall (x) indemnify the Released Parties for any and all liabilities and losses arising from such Guarantees to the extent related to the period from and after the Closing and (y) not permit the Company or its Affiliates to (A) renew or extend the term of, (B) amend or waive any provision of, or (C) increase the amount of such guaranteed loan.

7.10     Employees; Benefits Plans.

(a)     During the period commencing at the Closing and ending on the date which is 12 months from the Closing (or if earlier, the date of the employee's termination of employment with the Company), Purchaser shall and shall cause the Company to provide each employee employed by the Company immediately prior to the Closing who remains employed immediately after the Closing (“Company Continuing Employee”) with base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company immediately prior to the Closing; provided, however, that at any time after Closing, Company may pay activity-based wages rather than hourly wages consistent with the activity-based wages Purchaser pays to other similarly situated employees. In addition, during the period commencing at the Closing and ending on the date which is 12 months from the Closing (or if earlier, the date of the employee's termination of employment with the Company), Purchaser shall and shall cause the Company to provide each Company Continuing Employee with the following benefits, if so offered, consistent with those provided to similarly situated employees of Purchaser: (A) target bonus opportunities; (B) retirement and welfare benefits; and (C) severance benefits, including, without limitation, any continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA). With respect to the representations and warranties set forth in Section 4.12(g), during the period commencing at the Closing and for a period not to exceed 30 days thereafter (except with respect to any particular driver for whom the Purchaser reasonably determines the deficiency cannot be cured), Owners and Purchaser shall make a good faith attempt to work with any driver for whom the Company does not maintain all requisite file documentation to cure such deficiency.

(b)     With respect to any employee benefit plan maintained by Purchaser or its subsidiaries (collectively, “Purchaser Benefit Plans”) in which any Company Continuing Employees will participate effective as of the Closing, Purchaser shall, or shall cause the Company to, recognize all service of the Company Continuing Employees with the Company or any predecessor entity, as the case may be as if such service were with Purchaser, for vesting and eligibility purposes in any Purchaser Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding benefit plan.

(c)     This Section 7.10 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.10, express or implied, shall confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Section 7.10. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 7.10 shall not create any right in any employee employed by the Company immediately prior to the Closing or any other person to any continued employment with the Company, Purchaser or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

ARTICLE VIII
CONDITIONS TO CLOSING

8.1     Conditions to Each Party’s Obligations.  The respective obligations of the Purchaser and the Selling Parties to effect the Transaction shall be subject to the fulfilment at or prior to the Closing of the following conditions, unless all Parties shall waive such fulfilment:

(a)     No injunction, restraining order or other order issued by a court of competent jurisdiction that prohibits the consummation of the Transaction shall be in effect and no action, suit or proceeding before any Governmental Authority pertaining to the Transaction contemplated by this Agreement or to its consummation shall have been instituted on or before the Closing Date;

(b)     There shall not have been taken or proposed any action, and no statute, rule or regulation shall have been promulgated or enacted, by any Governmental Authority, that would render the consummation of the Transaction illegal;

(c)     This Agreement and the transactions contemplated hereby shall have received all approvals, consents, authorizations, and waivers from Governmental Authorities and other third parties (including lenders, holders of debt securities, and lessors) required to consummate the Transaction and the waiting period prescribed by the HSR Act shall have expired or been terminated; and

(d)     The Selling Parties and Purchaser will cause each of the Commercial Leases, dated September 1, 2015, by and between Special Logistics, LLC, Special Logistics Truckload, LLC and Special Logistics LTL, LLC (as tenants under each respective lease) and Back USA, LLC and Tifton Consulting, LLC (as landlords under each respective lease) relating to each of the Companies’ leased property at 2211 Lauder Road to be terminated effective as of the Closing and replaced with a single lease reflecting the same economic terms as the current leases, except (i) that the new lease will reflect Purchaser as the tenant, (ii) the term of such Commercial Lease would commence on the Closing and automatically expire on December 31, 2018, and (iii) such other terms as may be acceptable to the parties thereto.

8.2     Conditions to Obligation of the Purchaser.  The obligation of the Purchaser to effect the Transaction shall be subject to the fulfilment at or prior to the Closing of the following conditions, unless the Purchaser shall waive such fulfilment:

(a)     The Selling Parties shall have performed in all material respects their agreements and obligations contained in this Agreement and required to be performed on or prior to the Closing;

(b)     The representations and warranties of the Selling Parties set forth in this Agreement shall be true and correct on and as of the Closing Date as if made on such date (except those representations and warranties that address matters only as a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Company Material Adverse Effect;

(c)     The Purchaser shall have received from the Selling Parties an officer’s certificate, executed by the President of the Company dated the Closing Date, as to the satisfaction of the conditions in subsections (a) and (b) above;

(d)     No Company Material Adverse Effect shall, in the reasonable, good faith, judgment of the Purchaser, have taken place since the date of the balance sheet included in the Interim Financial Statements other than those, if any, that result from the changes permitted by, and transactions contemplated by, this Agreement;

(e)     The Restructuring shall have been completed, in form and substance reasonably satisfactory to the Purchaser;

(f)     The Purchaser shall have received, on and as of the Closing Date, an opinion of counsel to SLD, confirming that the merger transaction described in the first sentence of Section 6.4(b) has been completed pursuant to the laws of the State of Texas and that SLD is the survivor in the merger;

(g)     The Owners shall have delivered to the Purchaser, except as otherwise requested by the Purchaser, the written resignations of all of the officers, directors and managers of the Company, to be effective as of the Closing, and will cause any other action to be taken with respect to those resignations that the Purchaser may reasonably request;

(h)     Each of Albert J. LaRose, Jr. and Gregory P. Back shall have entered into five-year Non-competition Agreements and 12-month Consulting Agreements with the Purchaser in the forms attached hereto as Exhibits E and F;

(i)     The Purchaser shall have received a counterpart of the Escrow Agreement, properly executed by the Indemnifying Owners and the Escrow Agent;

(j)     The Purchaser shall have received payoff letters in forms reasonably acceptable to the Purchaser executed by all holders of Debt of the total amount owed as of the Closing Date (with per diem amounts) to allow for payoff in full of all Debt at Closing; and

(k)     The Purchaser shall have received, on and as of the Closing Date, such other closing documents and instruments as the Purchaser shall reasonably request, in each case reasonably satisfactory in form and substance to the Purchaser and its counsel.

8.3     Conditions to Obligation of the Selling Parties.  The obligation of the Selling Parties to effect the Transaction shall be subject to the fulfilment at or prior to the Closing of the following conditions, unless the Selling Parties shall waive such fulfilment:

(a)     The Purchaser shall have performed in all material respects its agreements and obligations contained in this Agreement required to be performed on or prior to the Closing;

(b)     The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct on and as of the Closing Date as if made as on such date (i) in all respects if such representation or warranty is qualified as to “materiality” or similar language (after giving effect to any qualification therein), or (ii) in all material respects if such representation or warranty is not so qualified;

(c)     The Indemnifying Owners shall have received a counterpart of the Escrow Agreement, properly executed by the Purchaser and the Escrow Agent; and

(d)     The Owners shall have received, on and as of the Closing Date, such other closing documents and instruments as the Owners shall reasonably request, in each case reasonably satisfactory in form and substance to the Owners and their counsel.

ARTICLE IX
THE CLOSING

9.1     Closing.  The Closing hereunder shall take place at the Rogers, Arkansas offices of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., or at such other place as the Purchaser and the Selling Parties may agree upon, on the Closing Date. By agreement of the Purchaser and the Owners, the Closing may take place by electronic or facsimile exchange of documents. The Closing shall occur on the Closing Date and shall be effective at such time as is designated on the Stock Powers and Assignments of Membership Interests delivered pursuant to section 9.2(a) and (b), and for accounting purposes, be effective as of 12:01 a.m., Central Time, on the Closing Date.

9.2     Delivery by the Selling Parties.  At the Closing, the Selling Parties shall deliver to the Purchaser the following instruments, in form and substance satisfactory to the Purchaser and its counsel, against delivery of the items specified in Section 9.3:

(a)     Stock powers, duly executed by the Owners in blank for the transfer of the Shares and upon which are affixed any documentary stock transfer stamps required by law;

(b)     Assignments of Membership Interest, duly executed by the Owners in blank for the transfer of the Membership Interests and upon which are affixed any documentary stock transfer stamps required by law;

(c)     The organizational documents of the Company, including stock books, stock ledgers, membership records, minute books and corporate seals;

(d)     The officer’s certificate as provided in Section 8.2(c);

(e)     The opinion of counsel to SLD as provided in Section 8.2(f);

(f)     The Non-Competition Agreements and Consulting Agreements as provided in Section 8.2(h);

(g)     The Escrow Agreement as provided in Section 8.2(j);

(h)     The written resignations of the Company’s officers, directors and managers as provided in Section 8.2(g); and

(i)     Such other closing documents and instruments, if any, as may be reasonably requested by the Purchaser under Section 8.2(o).

9.3     Delivery by the Purchaser.  At the Closing, the Purchaser shall deliver to the Owners and other persons, as applicable, the following payments and instruments, in form and substance satisfactory to the Owners and their counsel, against delivery of the items specified in Section 9.2:

(a)     The Escrow Amount, by wire transfer of immediately available funds to the Escrow Agent as instructed in or pursuant to the Escrow Agreement delivered under Section 8.2(j);

(b)     The amounts owed as of the Closing Date to pay in full all of the Company’s Debt, by wire transfer of immediately available funds to the account(s) as instructed in the payoff letters delivered under Section 8.2(j);

(c)     The legal fees and expenses of the Owners and Company related to the transactions contemplated hereby which are unpaid and outstanding as of the Closing, by wire transfer of immediately available funds to the account instructed in writing by the Owners;

(d)     The bonus payment amounts to be made pursuant to the Change in Control Plan and the last sentence of Section 5.1, by wire transfer of immediately available funds to the Company as instructed in writing by the Owners;

(e)     The Estimated Purchase Price (calculated in accordance with Section 2.2 and Exhibit H and including a reduction to the Cash component by the amount of any legal fees and expenses paid pursuant to Section 9.3(c) and any bonus payment amounts paid pursuant to Section 9.3(d)), and reduced by the Escrow Amount paid pursuant to Section 9.3(a), by wire transfer of immediately available funds to the Owners’ account(s), and in such proportions to those account(s), as instructed in writing by the Owners;

(f)     The Escrow Agreement as provided in Section 8.3(d);

(g)     The Consulting Agreements as provided in Section 8.2(h);

(h)     Such closing documents and instruments, if any, as may be requested by the Owners under Section 8.3(e); and

(i)     to the extent Guarantees have been terminated or Purchaser or one of its Affiliates has been substituted in all respects for the Released Parties thereunder as of the Closing Date in accordance with Section 7.9, evidence in form and substance reasonably satisfactory to Selling Parties that the Guarantees have been terminated or Purchaser or one of its Affiliates has been substituted in all respects for the Released Parties thereunder.

ARTICLE X
TERMINATION, AMENDMENT, WAIVER

10.1     Termination.  This Agreement and the Transaction may be terminated at any time prior to the Closing:

(a)     By mutual consent of the Purchaser and the Selling Parties; or

(b)     By either the Purchaser or the Selling Parties, upon written notice to the other, if the conditions to such Party’s obligations to consummate the Transaction, (i) in the case of either the Purchaser or the Selling Parties, as provided in Section 8.1, (ii) in the case of the Purchaser, as provided in Section 8.2, or, (iii) in the case of the Selling Parties, as provided in Section 8.3, were not, or cannot reasonably be, satisfied on or before July 31, 2017, unless the failure of condition is the result of the material breach of this Agreement by the Party seeking to terminate.

(c)     By either the Purchaser or the Selling Parties if there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, which, if not cured, would cause the conditions set forth in Sections 8.1, 8.2, or 8.3, as the case may be, not to be satisfied, and such breach shall not have been cured within thirty (30) days after notice thereof shall have been received by the Party alleged to be in breach; provided, however, that termination under this Section 10.1(c) shall not terminate, limit or restrict the rights and remedies of any Party hereto against any other Party which has breached any of such representations, warranties, covenants, or agreements of this Agreement prior to termination hereof.

10.2     Notice of Termination.  Any Party desiring to terminate this Agreement pursuant to Section 10.1(b) or 10.1(c) shall deliver written notice of such termination to the other Party or Parties specifying (i) the provision pursuant to which such termination is being made and (ii) in reasonable detail the grounds for such termination.

10.3     Effect of Termination.  If this Agreement is duly terminated pursuant to this Article X, this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of any Party, except that Sections 5.2, 5.3, and 6.6, the proviso clause of Section 10.1(c), this Section 10.3 and Article XII of this Agreement shall survive any termination of this Agreement.

ARTICLE XI
INDEMNIFICATION

11.1     Owners’ Indemnity.  Subject to the other terms and conditions of this Article XI, LaRose Holdings, Back Holdings, Albert J. LaRose, Jr., individually, and Gregory P. Back, individually (collectively, the “Indemnifying Owners”), shall, jointly and severally, indemnify, defend and hold harmless the Purchaser against and in respect of any and all Losses that the Purchaser shall incur or suffer, which arise, result from, or relate to (i) Taxes that arise out of the consummation of the transactions contemplated hereby that are the responsibility of the Owners or that are the responsibility of the Selling Parties pursuant to the first four sentences of Section 4.10, Section 7.5 or Section 7.7 hereof; (ii) Taxes that arise out of the consummation of the Restructuring; (iii) any breach of, or failure by the Selling Parties to perform, any of the Selling Parties’ representations, warranties, covenants, or agreements in this Agreement or in any schedule or certificate furnished or to be furnished by the Selling Parties under this Agreement; and (iv) any Contingent Non-Interference Claim (“Purchaser’s Indemnified Losses”). Notwithstanding the generality of the foregoing, and subject to the other terms of this Article XI, any Loss under the Federal Worker Adjustment and Retraining Notification Act or similar state statutes that the Purchaser shall incur or suffer, which solely arises, results from, or relates to any breach or inaccuracy of any of the representations or warranties of the Selling Parties contained in Section 4.12(g) is a Purchaser’s Indemnified Loss.

11.2     Purchaser’s Indemnity.  Subject to the other terms and conditions of this Article XI, the Purchaser shall indemnify, defend and hold harmless the Selling Parties against and in respect of any and all Losses that the Selling Parties shall incur or suffer, which arise, result from, or relate to any breach of, or failure by the Purchaser to perform, any of the Purchaser’s representations, warranties, covenants, or agreements in this Agreement or in any schedule or certificate furnished or to be furnished by the Selling Parties under this Agreement (“Selling Parties’ Indemnified Losses”).

11.3      Limitations on Indemnification.

(a)     No claim for an Indemnified Loss shall be brought under Section 11.1, Section 11.2 or otherwise following the expiration of the period beginning at the Closing Date and ending on the second (2nd) anniversary of the Closing Date; provided, however, that any claim for an Indemnified Loss arising from a breach of any covenant or agreement of the Selling Parties set forth in this Agreement shall survive for the longer of two (2) years from the Closing Date or two (2) years after they were to have been performed under the terms of this Agreement. Subject to the limitations described elsewhere in this Article XI, in the event that a claim for a Purchaser’s Indemnified Loss is brought prior to such date, the Escrow Agent may continue to hold an amount equal thereto from the Escrow Amount until such claim has been definitively determined. Payments by the Indemnifying Owners pursuant to Section 11.1 shall be first satisfied out of the Escrow Amount until such amount is exhausted prior to the Purchaser being entitled to any payments directly from the Indemnifying Owners.

(b)     With respect to any representation, warranty or covenant that is qualified by Company Material Adverse Effect, material or other “materiality” qualifier (a “Qualified Rep”), the Purchaser and the Indemnifying Owners acknowledge and agree that, for purposes of determining under Section 11.1 or Section 11.2 whether any breach of a representation, warranty or covenant has occurred, Company Material Adverse Effect, material and any other “materiality” qualifier shall mean events or circumstances individually having an impact of at least $50,000 (the “Minimum Threshold”), and for purposes of calculating any Indemnified Losses resulting therefrom, such calculation shall be made without regard to any Company Material Adverse Effect, material or other “materiality” qualifier that is otherwise applicable to the representation, warranty or covenant.  The Purchaser acknowledges and agrees that Purchaser’s Indemnified Losses shall be calculated net of any insurance proceeds actually received by the Purchaser or the Company, and that Purchaser shall exercise or cause the Company to exercise commercially reasonable efforts to obtain such proceeds.  The Purchaser acknowledges and agrees that any Loss experienced by Purchaser resulting from a breach of a Qualified Rep in an amount less than the Minimum Threshold shall not be an Indemnified Loss and shall not be counted against the Deductible in Section 11.3(c) below.

(c)     Except with respect to claims for any Purchaser’s Indemnified Losses (i) arising out of breaches of the representations made in Sections 4.1, 4.2, 4.3, 4.4, 4.6, and 4.10, (ii) arising from fraud or willful misconduct by a Selling Party, (iii) as is described in the last sentence of 11.1 (related to breaches of 4.12(g)), or (iv) pursuant to any Contingent Non-Interference Claim (which Purchaser’s Indemnified Losses described in the foregoing clauses (i), (ii), (iii) and (iv) shall not be subject to, and shall not be included in the calculation of, either the Deductible or the maximum indemnification amount described in this subsection below), no party shall be entitled to indemnification under this Article XI for an Indemnified Loss until the aggregate amount of all such Purchaser’s Indemnified Losses or Selling Parties’ Indemnified Losses, as the case may be, pursuant to this Article XI have exceeded Seven Hundred Thousand Dollars ($700,000) (the “Deductible”) and, if the Deductible is exceeded, the indemnifying party shall be required to pay all such Indemnified Losses (excluding the Deductible amount) up to an aggregate maximum of Thirteen Million Eight Hundred Thousand Dollars ($13,800,000).

(d)     The Purchaser shall take, and cause its Affiliates to take, all reasonable steps required by applicable law to mitigate any damage, expense, liability or other loss incurred as promptly as practicable after becoming aware of any event or circumstance that would reasonably be expected to, or does, give rise thereto. The Selling Parties shall take, and cause their Affiliates to take, all reasonable steps required by applicable law to mitigate any damage, expense, liability or other loss incurred as promptly as practicable after becoming aware of any event or circumstance that would reasonably be expected to, or does, give rise thereto.

(e)     The Indemnifying Owners shall not be liable under this Article XI for any Purchaser’s Indemnified Losses based upon or arising out of any inaccuracy in or breach of a representation or warranty of the Selling Parties contained in this Agreement if the Purchaser had actual knowledge of such inaccuracy or breach as of or prior to the execution of this Agreement. The Purchaser shall not be liable under this Article XI for any Selling Parties’ Indemnified Losses based upon or arising out of any inaccuracy in or breach of a representation or warranty of the Purchaser contained in this Agreement if any of the Selling Parties had actual knowledge of such inaccuracy or breach as of or prior to the execution of this Agreement.

11.4     Indemnification Procedures.

(a)      Third Party Claims.

(1)     In the event that, following the Closing, a claim or potential loss becomes known to a Party or any third party initiates litigation against or makes a claim or demand upon a Party which, if successfully pursued by the third party, may result in a demand for indemnification pursuant to Article XI of this Agreement (any such litigation, claim or demand being referred to herein as a “Third Party Claim”), the Party seeking indemnification (the “Indemnified Party”) shall promptly give the other Party against whom indemnification is sought (the “Indemnifying Party”) written notice of such Third Party Claim (which shall describe such claim in reasonable detail, include copies of all material written evidence thereof and indicate the estimated amount, if reasonably practicable, of the loss that has been or may be sustained) and shall permit the Indemnifying Party, at its own expense and by its own counsel, (A) to participate in the defense of the Third Party Claim and the Parties shall cooperate in good faith in such defense or (B) by giving written notice to the Indemnified Party to assume and control the defense of the Third Party Claim (except with respect to Third Party Claims by customers or suppliers or Third Party Claims for equitable relief, in which case Indemnifying Party shall only be permitted to participate in the defense in accordance with clause (a) above). In the event the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 11.4(a)(2), the Indemnifying Party shall have the right to take such action as it deems reasonably necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. Indemnifying Party and Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim.

(2)     Notwithstanding any other provision of this Agreement, the Indemnified Party shall not enter into any settlement of any Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), and the Indemnifying Party shall not enter into any settlement of any Third Party Claim requiring an admission by or imposing any requirements or restrictions on the Indemnified Party (other than confidentiality with customary exceptions) without the prior written consent of the Indemnified Party.

(b)     Direct Claims. Any claim, cause of action, demand, lawsuit or other action by the Purchaser or the Selling Parties, as the case may be, on account of a Loss for which indemnification may be sought under this Article XI which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by prompt written notice thereof describing the Direct Claim in reasonable detail (to the extent known at such time), shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Indemnified Loss that has been or is reasonably likely to be sustained by the Party seeking indemnification. The Party from whom indemnification is sought shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the party from whom indemnification is sought and its professional advisors shall be allowed to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Party seeking indemnification shall assist the investigation by giving such accounts, documents and other information and assistance as may be reasonably requested. If the Party from whom indemnification is sought does not so respond within such 30-day period, such Party shall be deemed to have accepted full responsibility to indemnify with respect to such claim.

11.5     Tax Treatment of Indemnification Payments.   All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by law.

11.6     Exclusive Remedies.  Except with respect to claims based upon a breach of the covenants set forth in Section 5.2 or Section 6.3 or claims based upon fraud, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article XI. In furtherance of the foregoing, each Party to this Agreement, on behalf of itself, its Affiliates and assigns, hereby waives, except with respect to claims based upon a breach of the covenants set forth in Section 5.2 or Section 6.3 or claims based upon fraud, to the fullest extent permitted under law, any and all rights, claims and causes of action for relief with respect to any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties hereto and their affiliates and each of their respective representatives arising under or based upon any law, except pursuant to the indemnification provisions set forth in this Article XI. Nothing herein shall limit the rights of the Purchaser under the Non-Competition Agreements.

ARTICLE XII
GENERAL PROVISIONS

12.1     Amendment.  This Agreement may be amended by the Selling Parties and the Purchaser by action taken at any time prior to the Closing, and by the Owners and the Purchaser at any time subsequent to the Closing. This Agreement may not be amended except by an instrument in writing signed on behalf of the Parties required by the preceding sentence.

12.2     Waiver.  At any time prior to the Closing Date, the Purchaser or the Selling Parties may (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

12.3     Arbitration.  In the event that there shall be a dispute arising out of or relating to this Agreement, the Transaction, any document referred to herein or centrally related to the subject matter hereof, or the subject matter of any of the same, the Parties agrees that such dispute shall be submitted to binding arbitration in Dallas County, Texas under the auspices of, and pursuant to the Commercial Arbitration Rules of, the American Arbitration Association as then in effect, or such other procedures as the Parties may agree to at the time, before a tribunal of three arbitrators, the first of which shall be selected by the Purchaser, the second of which shall be selected by the Owners and the third of which shall be selected by the two arbitrators so selected. Any award issued as a result of such arbitration shall be final and binding between the Parties, and shall be enforceable by any court having jurisdiction over the Party against whom enforcement is sought.

12.4     Notices.  All notices, approvals, consents, requests, and other communications hereunder shall be in writing and shall be delivered (i) by personal delivery, or (ii) by national overnight courier service, or (iii) by certified or registered mail, return receipt requested, or (iv) via facsimile transmission, with confirmed receipt, or (v) via email by way of a PDF attachment thereto of a manually executed document. Notice shall be effective upon receipt except for notice via email, which shall be effective only when the recipient, by return email or notice delivered by other method provided for in this Section acknowledges having received that email (with an automatic “read receipt” or similar notice not constituting an acknowledgement of an email receipt for purposes of this Section). Such notices shall be sent to the applicable party or parties at the address specified below:

If to the Purchaser:                              J.B. Hunt Transport, Inc.

615 J.B. Hunt Corporate Drive

Lowell, Arkansas 72745

Attention: David Mee

Email: David_Mee@jbhunt.com

with copies to:                                      Jennifer Boattini

615 J.B. Hunt Corporate Drive

Lowell, Arkansas 72745

Email: Jennifer.Boattini@jbhunt.com

and

C. Douglas Buford, Jr.

Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C.

425 West Capitol Avenue, Suite 1800

Little Rock, Arkansas 72201

Email: dbuford@mwlaw.com

If to the Selling Parties

or any of them:                                     Albert J. LaRose, Jr.

24230 Kuykendahl Road,

Tomball Texas 77375

Email: a.larose1230@yahoo.com

and

Gregory P. Back

6700 Woodlands Parkway

S-230-313

The Woodlands, Texas 77382

Email: gregback@yahoo.com

with a copy to:                                      James J. Spring, III

Chamberlain, Hrdlicka, White, Williams & Aughtry

1200 Smith Street, Suite 1400

Houston, Texas 77002

Email: j.spring@chamberlainlaw.com

12.5     Survival of Representations, Warranties, Etc. Subject to the time limitations for bringing a claim for an Indemnified Loss as set forth in Article XI, the representations, warranties, covenants and agreements of the Parties contained herein shall survive the Closing.

12.6     Governing Law.  The validity of this Agreement, the interpretation of the rights and duties of the Parties hereunder and the construction of the terms hereof shall be governed in accordance with the laws of the State of Texas, excluding choice-of-laws principles of the laws of such State that would require the application of the laws of a jurisdiction other than such State.

12.7     Attorney-Client Matter.  Each Party hereto acknowledges and agrees that Chamberlain, Hrdlicka, White, Williams and Aughtry (“CHWWA”) has represented the Company and the Owners for many years and in connection with the transactions contemplated hereby. Accordingly, from and after the Closing, Company and Purchaser each waive and relinquish any right to disqualify or otherwise object to the representation by CHWWA of any Owner or their Affiliates, including with respect to matters arising out of, or in connection with, this Agreement or the transactions contemplated hereby in which any of the Selling Parties may be adverse to the Company or the Purchaser. In furtherance thereof, Purchaser acknowledges that all rights and privileges arising out of or relating to the attorney-client relationship between the Company and CHWWA that pertain exclusively to this Agreement or the transactions contemplated hereby (including all privileged communications between or among CHWWA and Selling Parties and any of their respective Affiliates and representatives (including, prior to the Closing, the Company)) shall belong solely to, and may be asserted only by, Owners and not by the Company or the Purchaser. To the extent that the Purchaser, the Company, or any of their respective Affiliates has or maintains any ownership of the privilege with respect to such communications, they agree, except as may be required by applicable law, not to waive or to attempt to waive the privilege without the express written approval of the Owners or counsel to the Owners. Notwithstanding the foregoing, in the event that a dispute or claim arises between the Purchaser or the Company and a third party (other than the Owners and their Affiliates) or any Governmental Authority after the Closing, the Company may assert the attorney-client privilege against such third party to prevent disclosure of confidential communications by or with CHWWA.

12.8     Third Party Beneficiaries.  Except as expressly provided herein or in any agreements delivered pursuant hereto, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns, and nothing herein expressed or implied will give or be construed to give any person, other than the Parties and such permitted successors and assigns, any legal or equitable rights hereunder.

12.9     Entire Agreement.  Except with respect to the Confidentiality Agreement, all prior understandings and agreements between the Parties are merged into this Agreement, which Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof and supersedes all prior agreements, commitments, representations, understandings, or negotiations, oral or written, relating to the subject matter hereof.

12.10     Assignment.  This Agreement shall not be assigned by operation of law or otherwise except for assignment of all or any part of the rights of the Purchaser hereunder, which may be freely assigned by the Purchaser.

12.11     Counterparts; Facsimile Signatures.  This Agreement may be executed in two or more counterparts which together shall constitute a single agreement. The exchange of copies of this Agreement and of signature pages by facsimile or other electronic means shall constitute effective execution and delivery of this Agreement by the Parties hereto and may be used in lieu of the original signature pages to this Agreement for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed on the date first written above by their respective officers thereunto duly authorized.

THE PURCHASER:

J.B. Hunt Transport, Inc.

By: /s/ John N. Roberts, III

 John N. Roberts, III, President and Chief Executive Officer

THE COMPANY:

Special Logistics Dedicated, LLC

By: /s/ Albert J. LaRose, Jr.

Title: Managing Member

Special Dispatch of San Antonio, Inc.

By: /s/ Albert J. LaRose, Jr.

Title: Vice President

THE OWNERS:

LaRose Holdings, LLLP

By:	LaRose Holdings Management, Inc., its general partner

By:   /s/ Albert J. LaRose, Jr.

  Albert J. LaRose, Jr., President

2017 Albert J. LaRose, Jr. Charitable Remainder Unitrust

By:   /s/ Albert J. LaRose, Jr.

  Albert J. LaRose, Jr., Trustee

Back Holdings, LLLP

By:	Back Holdings Management, Inc., its general partner

By:   /s/ Gregory P. Back

  Gregory P. Back, President

For the sole purposes of (i) making representations and warranties in Article IV, (ii) the agreement to deliver the agreements described in Section 8.2(h), and (iii) the indemnification obligations of the Indemnifying Owners under Article XI, Albert J. LaRose, Jr., individually, and Gregory P. Back, individually, are made parties hereto.

/s/ Albert J. LaRose, Jr.

Albert J. LaRose, Jr., Individually

/s/ Gregory P. Back

Gregory P. Back, Individually